Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Among

PERFICIENT, INC.,

COREMATRIX SYSTEMS LLC,

FRANK MCMAHON

and PAUL NIX

Dated as of October 11, 2013

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS		1
1.01	Definitions	1
ARTICLE II SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES		13
2.01	Agreement to Sell and Buy	13
2.02	Excluded Assets	14
2.03	Assumption of Liabilities	15
2.04	Deemed Assignment of Contracts; Cooperation	16
2.05	Purchase Price and Related Matters	17
2.06	Adjustment of Closing Cash Payment	17
2.07	Earnout Payments	18
2.08	Dispute Resolution	21
2.09	Purchase Price Allocation	21
2.10	The Closing	22
2.11	Further Assurances	23
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPALS		24
3.01	Organization; Qualification and Ownership	24
3.02	Authority; Due Execution	24
3.03	Non-Contravention; Consents	25
3.04	Contracts	25
3.05	Title to Acquired Assets	26
3.06	Sufficiency of Acquired Assets	26
3.07	Financial Statements	26
3.08	Absence of Certain Changes or Events	27
3.09	Accounts Receivable	27
3.10	Restrictions on Business Activities	27
3.11	Legal Proceedings	28
3.12	Taxes and Tax Returns	28
3.13	Employee Benefit Plans	29
3.14	Employment Matters	31
3.15	Compliance; Permits	32
3.16	Warranty Claims	32
3.17	Customers and Vendors	32
3.18	Properties	33
3.19	Insurance	33
3.20	Intellectual Property	33
3.21	Affiliate Relationships	34

i

3.22	Broker's Fees	35
3.23	Bank Accounts	35
3.24	Copies of Business Records and Other Materials	35
3.25	Environmental Matters	35
3.26	Disclosure	36
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		36
4.01	Corporate Organization and Qualification	36
4.02	Authority; Enforceability	36
4.03	Non Contravention and Consents	36
4.04	Litigation	37
4.05	Buyer Common Stock	37
4.06	Brokers' and Finders' Fees	37
4.07	Reports	37
ARTICLE V ADDITIONAL AGREEMENTS		38
5.01	Non-Compete Agreement	38
5.02	Securities Matters	38
5.03	Hiring of Continuing Employees	40
5.04	Employee Benefit Plans	40
5.05	Publicity	42
5.06	Taxes	42
5.07	Accounts Receivable	43
5.08	Tax Reporting Documentation	44
5.09	Stock Restriction and Non-Compete Agreements	44
5.10	Trade Name	44
5.11	Bulk Sales Law	44
ARTICLE VI EXPENSES AND AMENDMENT		44
6.01	Expenses	44
6.02	Amendment	44
6.03	Extension; Waiver	45
ARTICLE VII INDEMNIFICATION		45
7.01	Agreement to Indemnify	45
7.02	Survival of Indemnity	46
7.03	Additional Provisions	47
7.04	Claim Notice; Definitions; Third Party Claim Procedures	48
ARTICLE VIII GENERAL PROVISIONS		50
8.01	Notices	50
8.02	Interpretation	52
8.03	Counterparts and Facsimile Signatures	52

8.04	Entire Agreement	52
8.05	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	52
8.06	Enforcement of Agreement	53
8.07	Severability	53
8.08	Assignment	54

EXHIBIT LIST

EXHIBIT A	Form of Bill of Sale

EXHIBIT B	Form of Escrow Agreement

EXHIBIT C	Form of Stock Restriction and Non-Compete Agreement

EXHIBIT D	Form of Contractor Services Agreement

EXHIBIT E	Form of Confidentiality and Intellectual Property Assignment Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the "Agreement") dated as of October 11, 2013, by and among PERFICIENT, INC., a Delaware corporation ("Buyer"), COREMATRIX SYSTEMS LLC, a New Jersey limited liability company ("Seller"), and FRANK MCMAHON ("McMahon") and PAUL NIX ("Nix" and together with McMahon, the "Principals").

Seller is engaged in the business of providing management consulting services, technology consulting services, assessment services, technology design services, software development services, software integration services, systems integration services, software implementation services, software resale services, software product licensing, technology outsourcing services, managed services, software support services, software maintenance services, technology training services and technology staffing services to its customers (the "Business").

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of Seller's assets and properties used or held for use in connection with the Business, and in connection therewith, Buyer has agreed to assume certain of the liabilities of Seller relating to the Business, all on the terms and conditions set forth herein (the "Acquisition").

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS
1.01            Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
"Accountant Selection Procedure" has the meaning set forth in Section 2.08.
"Accounts Receivable" means any and all accounts receivable and notes receivable of or amounts owing or payable to Seller, together with all completed but unbilled services related to Seller's work in progress, all as of the Closing Date.
"Acquired Assets" has the meaning set forth in Section 2.01.
"Acquisition" has the meaning set forth in the Recitals.
"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
"Agreement" has the meaning set forth in the Preamble.

"Allocation Statement" has the meaning set forth in Section 2.09.
"Ancillary Agreements" means the Escrow Agreement, the Bill of Sale and each Stock Restriction and Non-Compete Agreement.
"Applicable Laws" means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has, or Seller believes is reasonably likely to have, jurisdiction over Seller or the Business, as it is exists on or prior to the Closing Date.
"Arbitrating Accountant" has the meaning set forth in Section 2.08.
"Assets" means all the tangible and intangible assets owned, leased, or licensed by Seller that are used or held for use in connection with the Business.
"Assigned Contracts" has the meaning set forth in Section 2.01(d).
"Assigned Leases" has the meaning set forth in Section 2.01(b).
"Assigned Licenses" has the meaning set forth in Section 2.01(c).
"Assumed Liabilities" has the meaning set forth in Section 2.03(a).
"Backlog" means expected revenue committed under signed customer Contracts but not yet recognized as revenue under Seller's GAAP applied consistently with the Seller's past practices.
"Bill of Sale" means the Bill of Sale and Assignment and Assumption Agreement to be entered into by and between Buyer and Seller, substantially in the form attached as Exhibit A hereto.
"Business" has the meaning set forth in the Recitals.
"Business Records" means any and all books related to the Business, as well as records, files, documentation, data or information of Seller that have been or now are used in connection with the Business.
"Buyer" has the meaning set forth in the Preamble.
"Buyer Carved-Out Liabilities" has the meaning set forth in Section 7.01(b).
"Buyer Common Stock" means Buyer's common stock, par value $0.001 per share.
"Buyer Disclosure Schedule" has the meaning set forth in ARTICLE IV.
"Buyer Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of Buyer and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Buyer Material Adverse Effect:  any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Buyer's compliance with the terms of this Agreement.
"Buyer Plans" has the meaning set forth in Section 5.04(a).
"Buyer Qualified Plan" has the meaning set forth in Section 5.04(c).
"Buyer SEC Filings" has the meaning set forth in Section 4.07.
"Buyer Stock Per Share Price" means the average closing sale price per share of Buyer Common Stock as reported on The Nasdaq Global Select Market for the 30 consecutive trading days ending on the date that is one (1) trading day immediately preceding the measurement date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
"Buyer's GAAP" means United States generally accepted accounting principles as applied by Buyer as of the Closing Date.
"Charter Documents" has the meaning set forth in Section 3.01.
"Choses in Action" means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise.  The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.
"Claim Notice" has the meaning set forth in Section 7.04(a).
"Closing" has the meaning set forth in Section 2.10(a).
"Closing Cash Payment" has the meaning set forth in Section 2.05(a).
"Closing Date" has the meaning set forth in Section 2.10(a).
"Closing Date Dispute Notice" has the meaning set forth in Section 2.06(b).
"Closing Date Statement" has the meaning set forth in Section 2.06(b).
"Code" means the United States Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
"Commercially Reasonable Efforts" means the prompt, significant and diligent efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving such result would use in similar circumstances to achieve that result as expeditiously as reasonably possible; provided, that in applying its Commercially Reasonable Efforts a party shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.
"Competing Business" means any Person that offers or is demonstrably planning to offer Competitive Products or Services.
"Competitive Products or Services" means any products or services that are competitive with the products or services being offered, marketed, or actively developed (as evidenced by internal company documents and records, including e-mail) by Buyer or Seller, or any subsidiary or Affiliate of Buyer or Seller, including, to the extent competitive as described above, management consulting services, technology consulting services, assessment services, technology design services, software development services, software integration services, systems integration services, software implementation services, software resale services, software product licensing, technology outsourcing services, hosting services, managed services, software support services, software maintenance services, technology training services or technology staffing services.
"Confidential Information" has the meaning set forth in Section 3.20(g).
"Consents" means all consents and approvals of third parties or Governmental Entities, in each case that are necessary in order to transfer the Acquired Assets to Buyer pursuant hereto and otherwise to consummate the transactions contemplated hereby.
"Continuing Employees" has the meaning set forth in Section 5.03.
"Continuing Independent Contractors" has the meaning set forth in Section 5.03.
"Contract" means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature to which Seller enjoys any right or benefit or undertakes any obligation related to the Business.
"Covered Client" means any of Buyer's, any subsidiary or Affiliate of Buyer's, Seller's or any subsidiary or Affiliate of Seller's clients.
"Current Assets" means the sum of (i) Accounts Receivable (net of allowances for doubtful accounts), and (ii) prepaid expense assets, deposits and other current assets that are owned by Seller as of the Closing Date.
"Current Employee Benefit Plan" means each Employee Benefit Plan that is currently sponsored, maintained, contributed to, or agreed to by Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate has any current or future obligations.
"Damages" means any and all claims, demands, suits, proceedings, judgments, losses, charges, Taxes, penalties and fees, costs and expenses (including reasonable attorneys' fees and expenses) sustained, suffered or incurred by an Indemnified Party in connection with, or related to, any matter which is the subject to the indemnification provisions hereof, subject to the limitations on indemnification set forth in Section 7.02 and Section 7.03.  "Damages" shall not include any incidental, consequential, indirect, special or punitive damages.
"Determination" has the meaning set forth in Section 2.09.
"Employee Benefit Plan" means (i) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) any Employee Welfare Benefit Plan or fringe benefit plan or program, (v) any profit sharing, bonus, stock option, stock purchase, stock appreciation rights, consulting, employment, severance or incentive plan, agreement or arrangement or (vi) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave that is sponsored, maintained or contributed to by Seller or any ERISA Affiliate for the benefit of the employees, former employees, independent contractors or agents of Seller or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time within six years prior to the Closing Date.  The term Employee Benefit Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement, and for which Seller has no present or potential liability.
"Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.
"Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.
"Employment Laws" means all Applicable Laws respecting employment and/or employment practices, terms and conditions of employment, payment or non-payment of wages and other compensation, affirmative action, working conditions, labor unions, and payment, non-payment, and/or provision of employee benefits, including the Worker Adjustment and Retraining Notifications Act, Immigration and Nationality Act, Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, Racketeer Influenced and Corrupt Organizations Act, Foreign Corrupt Practices Act, 18 U.S.C. §1341 et seq. (provisions relating to honest services mail and wire fraud), Rehabilitations Act of 1973, ERISA, National Labor Relations Act, and the Occupational Safety and Health Act.
"Encumbrances" means any and all restrictions on or conditions to transfer or assignment, claims, liens, pledges, security interests, deeds of trust, tenancies, other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, rights of first refusal, defects in title, encroachments, mortgages, restrictions, and other burdens, options, or encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Acquired Assets.
"Environmental Laws" means all Applicable Laws relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, (vi) the Emergency Planning and Community Right To Know Act, 15 U.S.C. § 2601 et seq., as amended, and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any subsidiary or other entity that would be considered a single employer with Seller or a subsidiary within the meaning of Section 414 of the Code.
"Escrow Agent" means U.S. Bank National Association.
"Escrow Agreement" means the Escrow Agreement to be entered into among Buyer, Seller and U.S. Bank National Association, as Escrow Agent, substantially in the form attached hereto as Exhibit B.
"Escrow Cash Payment" means $225,000.
"Escrow Payment" has the meaning set forth in Section 2.05(b).
"Escrow Stock Payment" means one or more certificates in the name of Seller evidencing an aggregate number of shares of Buyer Common Stock equal to $3,000,000 divided by the Buyer Stock Per Share Price as of the Closing Date.
"Estimated Closing Date Balance Sheet" has the meaning set forth in Section 2.06(a).
"Estimated Net Working Capital" has the meaning set forth in Section 2.06(a).
"Estimated Statement" has the meaning set forth in Section 2.06(a).
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Excluded Assets" has the meaning set forth in Section 2.02.
"Excluded Contracts" has the meaning set forth in Section 2.02(b).
"Excluded Liabilities" has the meaning set forth in Section 2.03(b).
"Financial Statements" has the meaning set forth in Section 3.07(a).
"First Earnout" has the meaning set forth in Section 2.07(a)(i).
"First Earnout Dispute Notice" has the meaning set forth in Section 2.07(a)(ii).
"First Earnout Payment" has the meaning set forth in Section 2.05(c).

"First Earnout Period" has the meaning set forth in Section 2.07(a)(i).
"First Earnout Period Revenue" means the revenue recognized in accordance with Buyer's GAAP by the Seller Business Unit during the First Earnout Period.
"First Earnout Statement" has the meaning set forth in Section 2.07(a)(ii).
"First Earnout Stock Payment" has the meaning set forth in Section 2.07(a)(iii)(B).
"First Earnout Stock Payment Amount" has the meaning set forth in Section 2.07(a)(iii)(B).
 "Governmental Entity" means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
"Hazardous Material" means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of "hazardous substance," "hazardous material," "hazardous waste," "solid waste," "toxic waste," "extremely hazardous substance," "toxic substance," "contaminant," "pollutant," or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.
"Holdback Amount" has the meaning set forth in Section 2.06(a).
"include, includes or including" has the meaning set forth in Section 8.02.
"Indemnified Party" means a party (or its successor) who is entitled to indemnification from a party hereto pursuant to ARTICLE VII.
"Indemnifying Party" means a party (or its successor) hereto who is required to provide indemnification under ARTICLE VII to another party.
"Intellectual Property" means any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all software; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all maskworks and any registrations and applications therefor throughout the world; (vii) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.
"Intellectual Property Rights" means any and all rights now or in the future to Intellectual Property owned or licensed by Seller and used in connection with the operation of the Business.
 "Leased Real Property" has the meaning set forth in Section 3.18.
"Liabilities" means any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated, of Seller.
"Licensed Software" has the meaning set forth in Section 3.20(b).
"McMahon" has the meaning set forth in the Preamble.
"Megazzini" means Ernie Megazzini.
"Megazzini Agreement" means that certain Membership Interest Redemption Agreement dated August 31, 2013, by and between Megazzini and Seller.
"Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.
"Net Working Capital" means the amount equal to (i)  prepaid expense assets and Accounts Receivable net of allowance for doubtful accounts and returns, less (ii)  Assumed Liabilities reflected on the Estimated Statement, as revised by the Closing Date Statement or pursuant to the procedures set forth in Section 2.08, as applicable. Notwithstanding anything to the contrary, any deferred revenue related to work performed prior to Closing in connection with those certain Statements of Work Nos. 4 and 5 issued pursuant to that certain Master Services Agreement by and between Seller and ServiceMaster Consumer Services LP, dated September 17, 2012, will not be included in the calculation of Assumed Liabilities for the purposes of calculating Net Working Capital irrespective of the treatment of Buyer's GAAP.
"Net Working Capital Threshold Amount" means One Million Four Hundred Fifteen Thousand Dollars ($1,415,000).
"Nix" has the meaning set forth in the Preamble.
"Non-Compete Period" means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.
"Non-Control Party" has the meaning set forth in Section 7.04(b).
"Owned Software" has the meaning set forth in Section 3.20(b).

"PBGC" means the Pension Benefit Guaranty Corporation.
"Permits" means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the operation of the Business.
"Permitted Encumbrances" means (i) any Encumbrance for current Taxes that are not yet due or payable, (ii) any Encumbrance for Tax assessments and other charges or claims with respect to Taxes that are due and payable and the validity of which are being contested in good faith by appropriate proceedings (as described on Schedule 3.12) and for which adequate reserves have been established by Seller in accordance with Seller's GAAP, (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business, (iv) mechanics' and materialmen's liens incurred in the ordinary course of business, (v) statutory liens of landlords' and workmen's, repairmen's, warehousemen's and carriers' liens and other similar Encumbrances arising in the ordinary course of business, (vi) requirements incurred or other Encumbrances relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security, and other similar statutory requirements, (vii) Encumbrances constituted by the terms of any Assigned Contract, (viii) Encumbrances, deposits or pledges to secure the performance of bids, tenders, Contracts (other than Contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business, (ix) judgment and other similar Encumbrances arising in connection with court proceedings, provided the execution or other enforcement of such Encumbrance is effectively stayed and the claim secured thereby is being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established by Seller in accordance with Seller's GAAP, or (x) easements, rights-of-way, restrictions and other similar Encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Seller of the Acquired Assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.
"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.
"Personal Property" means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property that is owned or leased by Seller and used in the operation of the Business.
"Post-Closing Period" has the meaning set forth in Section 5.06(e).
"Pre-Closing Period" has the meaning set forth in Section 5.06(e).
"Pre-Closing Taxes" has the meaning set forth in Section 5.06(b).
"Principal Percentage" means 50% for each of the Principals.

"Principals" has the meaning set forth in the Preamble.
"Prospective Client" means any Person that: (i) Buyer, any subsidiary or Affiliate of Buyer, Seller or any subsidiary or Affiliate of Seller has spent time and resources courting or developing as a potential user of Buyer's, any subsidiary or Affiliate of Buyer's, Seller's or any subsidiary or Affiliate of Seller's Competitive Products or Services as evidenced by internal company documents and records (including e-mail); or (ii) has entered into specific discussions with Buyer, any subsidiary or Affiliate of Buyer, Seller or any subsidiary or Affiliate of Seller regarding Buyer, any subsidiary or Affiliate of Buyer, Seller or any subsidiary or Affiliate of Seller potentially providing its services or products to the Person.
"Purchase Price" has the meaning set forth in Section 2.05.
"Purchaser Indemnification Basket" has the meaning set forth in Section 7.01(a).
"Purchaser Indemnitee" and "Purchaser Indemnitees" have the meaning set forth in Section 7.01(a).
"Related Party Transactions" has the meaning set forth in Section 3.21.
"Restricted Area" means any geographic market: (i) in which Seller or any subsidiary or Affiliate of Seller conducts any material portion of the Business; and/or (ii) in which Buyer or any of its subsidiaries or Affiliates are conducting business or actively pursuing a material amount of business during the Non-Compete Period as evidenced by definite and demonstrable actions by Buyer or any such subsidiary or Affiliate with respect to the area (e.g., contacting Covered Clients or Prospective Clients to solicit material business opportunities, contacting suppliers or vendors regarding material business opportunities, actively conducting feasibility research of the area, etc.).
"SEC" means the United States Securities and Exchange Commission.
"Second Earnout" has the meaning set forth in Section 2.07(b)(i).
"Second Earnout Dispute Notice" has the meaning set forth in Section 2.07(b)(ii).
"Second Earnout Payment" has the meaning set forth in Section 2.05(d).
"Second Earnout Period" has the meaning set forth in Section 2.07(b)(i).
"Second Earnout Period Revenue" means the revenue recognized in accordance with Buyer's GAAP by the Seller Business Unit during the Second Earnout Period.
"Second Earnout Statement" has the meaning set forth in Section 2.07(b)(ii).
"Second Earnout Stock Payment" has the meaning set forth in Section 2.07(b)(iii)(B).
"Second Earnout Stock Payment Amount" has the meaning set forth in Section 2.07(b)(iii)(B).

"Securities Act" has the meaning set forth in Section 5.02(a).
"Seller" has the meaning set forth in the Preamble.
"Seller Business Unit" shall mean Buyer's business unit encompassing the Acquired Assets and the Continuing Employees.
"Seller Carved-Out Liabilities" has the meaning set forth in Section 7.01(a).
"Seller Disclosure Schedule" has the meaning set forth in ARTICLE III.
"Seller EBITDA" shall mean the net income of the Seller Business Unit calculated in accordance with Buyer's GAAP for the First Earnout Period or the Second Earnout Period, as applicable, before the calculation and deduction of the following expenses during such period: (a) income tax expense (including reserves for deferred income taxes); (b) gross interest income and expense; (c) depreciation expense; and (d) amortization expense.  In determining Seller EBITDA: (i) Seller EBITDA shall be computed without regard to "extraordinary items" of gain or loss as that term shall be defined in GAAP; (ii) Seller EBITDA shall not include any gains, losses or profits realized from the sale of any assets in accordance with Buyer's GAAP and other than in the ordinary course of business; (iii) no deduction shall be made for any management fees or general overhead expenses (including, without limitation, shared services for software, servers, in-house IT support and equipment, general business insurance and recruiters) or other general intercompany charges, of whatever kind or nature, charged by Buyer or its Affiliates to the Seller Business Unit; provided, however, that the Seller Business Unit shall be charged for a back office support expense equal to 1.5% of the First Earnout Period Revenue or the Second Earnout Period Revenue, as applicable, and direct expenses incurred directly for the benefit of the Seller Business Unit, including, without limitation, bad debt expense for uncollected Seller Business Unit accounts receivable, the cost of benefits provided to Seller Business Unit employees (provided such benefits are substantially equivalent to, and not in excess of, the benefits received by the employees of Buyer or its Affiliates), the recruiting placement bonuses paid to Buyer recruiters or fees paid to outside recruiters in connection with hiring new employees for the Seller Business Unit, and the hourly fully-burdened cost of any consultants, including actual payroll costs and benefits, provided by Buyer or its Affiliates to the Seller Business Unit but the revenues derived from such consultants while so provided shall be allocated to the Seller Business Unit; and (iv) no deduction shall be made for any transaction expenses arising out of this Agreement including, without limitation, legal, accounting or refinancing fees and expenses. Notwithstanding the immediately preceding sentence, in the event that any bad debt expense is incurred by the Seller Business Unit during the First Earnout Period or the Second Earnout Period, as applicable, such bad debt expense will be reduced for Seller EBITDA calculation purposes by the amount, if any, of the associated accounts receivable that is actually collected by Buyer prior to 90 days after the end of the First Earnout Period or the Second Earnout Period, as applicable. Notwithstanding anything to the contrary, any revenue and associated delivery costs related to work performed prior to Closing in connection with those certain Statements of Work Nos. 4 and 5 issued pursuant to that certain Master Services Agreement by and between Seller and ServiceMaster Consumer Services LP, dated September 17, 2012, will not be included in the calculation of Seller EBITDA irrespective of the treatment of Buyer's GAAP.

"Seller Indemnification Basket" has the meaning set forth in Section 7.01(b).
"Seller Indemnitee" and "Seller Indemnitees" have the meaning set forth in Section 7.01(b).
"Seller Interest Holders" has the meaning set forth in Section 5.02(b).
"Seller Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the Acquired Assets or the Business, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Seller Material Adverse Effect:  any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Seller's compliance with the terms of this Agreement.
"Seller Warranty Liabilities" has the meaning set forth in Section 2.03(a)(iii).
"Seller's GAAP" means Seller's accounting principles as consistently applied by Seller, which accounting principles are in accordance with United States generally accepted accounting principles, except as set forth on Schedule 3.07(b).
"ServiceMaster Shortfall" means the excess, if any, by which (A) the total fees, costs, expenses and other amounts incurred, directly or indirectly, by Buyer or the Seller Business Unit in connection with the Master Services Agreement by and between Seller and ServiceMaster Consumer Services LP, dated September 17, 2012, and statements of work, orders and other agreements issued pursuant thereto, during the First Earnout Period, exceed (B) the revenue recognized in accordance with Buyer's GAAP with respect to such Master Services Agreement. Notwithstanding anything to the contrary, any revenue and associated delivery costs related to work performed prior to Closing in connection with those certain Statements of Work Nos. 4 and 5 issued pursuant to that certain Master Services Agreement by and between Seller and ServiceMaster Consumer Services LP, dated September 17, 2012, will not be included in the calculation of the ServiceMaster Shortfall irrespective of the treatment of Buyer's GAAP.
 "Software" has the meaning set forth in Section 3.20(b).
"Stock Restriction and Non-Compete Agreement" means the Stock Restriction and Non-Compete Agreement substantially in the form attached hereto as Exhibit C.
 "Straddle Period" has the meaning set forth in Section 5.06(e).
"Tax" and "Taxes" means (A) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, earnings, net worth, unemployment insurance, Social Security, Medicare, excise, severance, transfer, value added, documentary, mortgage, registration, stamp, occupation, real or personal property, environmental, premium, property, windfall profits, customs, duties and other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, penalties, fines and other additions with respect thereto, imposed by any federal, territorial, state, provincial, local or foreign government; and (B) any penalties, interest, fines or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Tax Return; and the term "Tax" shall mean any one of the foregoing Taxes (including, without limitation, any obligation in connection with a duty to collect, withhold or pay over any Tax, any obligation to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis, any liability as a transferee, or any liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another person).
"Tax Authority" means any entity, body, instrumentality, division, bureau or department of any federal, state or local or any foreign Governmental Entity, or any agent thereof (third-party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.
"Tax Reporting Documentation" has the meaning set forth in Section 5.08.
"Tax Return" means collectively, (A) all reports, declarations, filings, questionnaires, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of any Taxes, including, without limitation, any amendments thereof; and (B) any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise or other tax provision of federal, territorial, state, provincial, local or foreign law, including, without limitation, any amendments thereof; and the term "Tax Return" means any one of the foregoing Tax Returns.
"Third Party Claim" means any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.
"Third Party Intellectual Property Rights" means all third party patents, trademarks or copyrights, including Licensed Software.
"to the knowledge of Seller" has the meaning set forth in ARTICLE III.
"without limitation" has the meaning set forth in Section 8.02.
"Workers' Compensation Acts" means Applicable Laws that provide for awards to employees and their dependents for employment-related accidents and diseases.

ARTICLE II
SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES
2.01            Agreement to Sell and Buy.  Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of Seller's right, title and interest in and to all of the Assets against receipt by Seller of the Purchase Price, except the Excluded Assets set forth in Section 2.02 (the "Acquired Assets"), free and clear of all Encumbrances other than Permitted Encumbrances.  The Acquired Assets include the following:

(a)            All Current Assets;

(b)            All Personal Property as listed on Schedule 2.01(b), including all rights and benefits of Seller under the lease agreements listed on Schedule 3.18 (the "Assigned Leases");

(c)            All Intellectual Property Rights, including to the extent transferable, all rights and benefits of Seller under the license agreements included on Schedule 3.20(c) (the "Assigned Licenses");

(d)            To the extent transferable, all rights and benefits of Seller under the Contracts listed on Schedule 3.04(a) (together with the Assigned Leases and Assigned Licenses, the "Assigned Contracts");

(e)            To the extent transferable, all Permits;

(f)            All Choses in Action of Seller, except as identified in Section 2.02;

(g)            All Business Records in Seller's control or possession, except as identified in Section 2.02; and

(h)            All other intangible assets of Seller, including goodwill.

2.02            Excluded Assets.  Notwithstanding anything contained in this Agreement to the contrary, Seller shall retain all of its right, title and interest in and to, and Buyer shall not acquire any right, title or interest in any of the following assets or rights of Seller (the "Excluded Assets"):

(a)            All cash and cash equivalents of Seller as of the Closing Date;

(b)            All rights and benefits of Seller under any Contracts other than the Assigned Contracts (the "Excluded Contracts");

(c)            All Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans;

(d)            All claims for refund of Taxes and other governmental charges of whatever nature related thereto and all reserves or accounts for accrued and unpaid Taxes, in each case for taxable periods of Seller ending on or before the Closing Date, provided that any such claim for refund, reserve or account is not included in Net Working Capital;

(e)            All Choses in Action, if any, of Seller relating to any of the other assets listed on Schedule 2.02 or any of the Excluded Liabilities;

(f)            All Business Records relating solely to: (i) internal limited liability company matters of Seller or its members (including any minute books and ownership records); (ii) personnel records and other records that Seller is required to retain, provided that, if requested by Buyer, Buyer is provided with a true and complete copy of all such records to the extent that they relate to the Continuing Employees; (iii) accounting records of Seller, provided that Buyer is provided with a true and complete copy of all such accounting records to the extent such records relate to the Business; or (iv) any of the other assets listed on Schedule 2.02;

(g)            All Personal Property, if any, identified on Schedule 2.02;

(h)            All prepaid expense assets and cash surrender values relating to Seller's insurance policies, to the extent not included in Net Working Capital and as identified on Schedule 2.02; and

(i)            All rights of Seller under, including Choses in Action of Seller relating to, this Agreement or the Ancillary Agreements, and all consideration payable to Seller pursuant to this Agreement.

2.03            Assumption of Liabilities.

(a)            As of the Closing Date, Buyer shall assume and pay, perform and discharge in a timely manner according to their terms only the following Liabilities of Seller (the "Assumed Liabilities"):

(i)            Liabilities arising under the Assigned Contracts from and after the Closing Date;

(ii)            Liabilities set forth on the Estimated Statement, as revised by the Closing Date Statement, including, without limitation, trade account payables, payroll, 401(k) matching contributions and other accruals and other current Liabilities arising in the ordinary course of business that remain unpaid at and are not delinquent as of the Closing Date;

(iii)            Liabilities related to any warranty claims by Seller's customers with respect to work performed or Software licensed by Seller prior to the Closing Date pursuant to any of the Assigned Contracts ("Seller Warranty Liabilities"), subject to the Buyer's rights under ARTICLE VII hereof;

(iv)            Liabilities related to Continuing Employees set forth in Section 5.04; and

(v)            Other Liabilities, if any, listed on Schedule 2.03(a).

                        (b)  Notwithstanding anything contained in this Agreement to the contrary, except as expressly set forth in Section 2.03(a) above, Buyer shall not assume or become liable or obligated in any way, and Seller shall retain and remain solely liable for and obligated to pay, perform and discharge all Liabilities of Seller, including all of the following (collectively, the "Excluded Liabilities"):

(i)  Liabilities under any Excluded Contracts;

(ii)            Except Seller Warranty Liabilities, Liabilities arising under any Assigned Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date;

(iii)            Any forfeiture, claim or pending litigation or proceeding relating to the Business prior to the Closing Date;

(iv)            Except as set forth in Section 5.04, any Liabilities under any Employee Benefit Plan, including, without limitation, any obligation of Seller to any persons under so-called phantom stock or interest plans;

(v)            Any Liabilities for severance payments or other payments incurred as a result of the termination of the employment of any employee or independent contractor who is not a Continuing Employee or Continuing Independent Contractor;

(vi)            Any Liabilities for Taxes (A) of Seller or any Affiliate of Seller for all taxable periods or portions thereof ending on or before the Closing Date, (B) which may be applicable to the Business or the Acquired Assets for any taxable period or portion thereof ending on or before the Closing Date and for any taxable period beginning before and ending after the Closing Date to the extent allocable to the portion of such taxable period ending on the Closing Date, (C) of Seller or any Affiliate of Seller for Taxes arising in connection with the consummation of the transactions contemplated hereby, or (D) for which Seller is responsible pursuant to Section 5.06;

(vii)            Any Liability incurred as a result of legal proceedings set forth on Schedule 3.11; and

(viii)            Any Liability under the Megazzini Agreement.

2.04            Deemed Assignment of Contracts; Cooperation.  To the extent that the assignment hereunder of any of the Assigned Contracts shall require the consent of any third party (or in the event that any of the same shall be nonassignable), Seller shall use its Commercially Reasonable Efforts to obtain the consent of such third party prior to the Closing Date; provided, however, that neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign such Assigned Contract if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution thereof; provided, further, that such Commercially Reasonable Efforts shall not include any requirement to offer or grant financial accommodations to any third party or remain secondarily liable with respect to any Assigned Contracts; and provided further, that Seller's Commercially Reasonable Efforts to obtain consent of the Assigned Contracts prior to the Closing Date shall be undertaken in coordination with Buyer; and provided, further, that to the extent that any such consent cannot be obtained on or before the Closing Date, Seller and Buyer agree to use Commercially Reasonable Efforts to establish a reasonable arrangement designed to provide Buyer with the benefits and burdens of any such Assigned Contracts, including appointing Buyer to act as its agent to perform all of Seller's obligations under such Assigned Contracts and to collect and promptly remit to Buyer all compensation received by Seller pursuant to such Assigned Contracts and, at Buyer's expense, to enforce, for the account and benefit of Buyer, any and all rights of Seller against any other Person arising out of the breach or cancellation of such Assigned Contract by such other Person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); and provided, further, that Buyer shall undertake to timely pay and satisfy all corresponding Liabilities under the terms of any such Assigned Contract to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained on or before the Closing Date, and such Liability shall be deemed an Assumed Liability for all purposes of this Agreement; and, provided further, that Closing shall not be delayed or upheld if the consent of a third party with respect to an Assigned Contract has not been obtained if Seller and Buyer have otherwise complied with the terms of this Section 2.04.
2.05            Purchase Price and Related Matters.  In consideration of the sale and transfer of all of Seller's right, title and interest in the Acquired Assets, Buyer shall assume the Assumed Liabilities and shall pay to Seller an aggregate purchase price equal to the Closing Cash Payment, the Escrow Payment, the First Earnout Payment and the Second Earnout Payment (collectively, the "Purchase Price"), as follows:

(a)            The "Closing Cash Payment" shall be a cash payment in the amount of $18,275,000, subject to adjustment pursuant to Section 2.06 below.  Buyer shall pay the Closing Cash Payment to Seller at Closing by wire transfer of immediately available funds in accordance with the wiring instructions provided to Buyer by Seller prior to the Closing Date;
(b)            The "Escrow Payment" shall consist of the Escrow Cash Payment and the Escrow Stock Payment. On the Closing Date, Buyer shall deposit the Escrow Payment into escrow for and on behalf of Seller. The Escrow Payment shall be held in escrow for a period of one year from the Closing Date, subject to the provisions of ARTICLE VII hereof, pursuant to the terms and subject to the conditions set forth in the Escrow Agreement;

(c)            The "First Earnout Payment" shall be determined and paid pursuant to Section 2.07(a) below; and

(d)            The "Second Earnout Payment" shall be determined and paid pursuant to Section 2.07(b) below.

       2.06    Adjustment of Closing Cash Payment.

(a)            Prior to the Closing Date, Seller has prepared and delivered to Buyer (i) an estimated balance sheet of Seller as of the close of business on the day prior to the Closing Date, together with supporting or back-up schedules and documentation reasonably requested by Buyer (the "Estimated Closing Date Balance Sheet") and (ii) a calculation and statement of its estimated Net Working Capital as of the close of business on the day prior to the Closing Date calculated from the Estimated Closing Date Balance Sheet (the "Estimated Statement").  Seller prepared the Estimated Closing Date Balance Sheet and Estimated Statement in good faith and all assets, liabilities and other amounts included on the Estimated Closing Date Balance Sheet and Estimated Statement were determined in accordance with Buyer's GAAP subject to Buyer's good faith review and reasonable satisfaction.  If the Net Working Capital set forth on the Estimated Statement (the "Estimated Net Working Capital") is less than the Net Working Capital Threshold Amount, then the Closing Cash Payment will be reduced by the amount of such deficiency.  If the Estimated Net Working Capital is more than the Net Working Capital Threshold Amount, then the Closing Cash Payment will be increased by the amount of such excess, provided that such amount (the "Holdback Amount") shall be held back by Buyer until such time as the Net Working Capital is finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.08.

(b)            As soon as practicable, but in no event later than 120 days following the Closing Date, Buyer will prepare and deliver to Seller a calculation and statement of the Net Working Capital as of the close of business on the day prior to the Closing Date (the "Closing Date Statement").  Buyer will prepare the Closing Date Statement in good faith and all assets, liabilities and other amounts included on the Closing Date Statement shall be determined in accordance with Buyer's GAAP.  To the extent the Closing Date Statement varies from the Estimated Statement, Buyer will furnish Seller with the Closing Date Statement such supporting or back-up schedules and documentation as may be reasonably necessary to confirm such variances.  Seller agrees to cooperate with Buyer in the preparation of the Closing Date Statement, including providing Buyer with supporting or back-up schedules and documentation reasonably requested by Buyer.  After delivery of the Closing Date Statement, Seller shall be granted reasonable access by Buyer to the books, records and personnel of Buyer and the Business responsible for the preparation of the Closing Date Statement for purposes of verifying the accuracy of the calculation and statement of Net Working Capital in the Closing Date Statement.  Seller may submit to Buyer, not later than 30 days from the receipt of the Closing Date Statement from Buyer, a list of any components of the Closing Date Statement with which Seller disagrees, if any (a "Closing Date Dispute Notice"), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.08.  If Seller does not issue a Closing Date Dispute Notice prior to such date, the Closing Date Statement, as supplied to Seller, shall be deemed to have been accepted and agreed to by Seller, and shall be final and binding on the parties to this Agreement.

(c)            If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.08, as applicable, is less than the Estimated Net Working Capital, then the amount of such deficiency shall be released promptly from the Holdback Amount, if any, and paid to Buyer.  If the amount of such deficiency owed to Buyer is less than the Holdback Amount, the remaining balance of the Holdback Amount shall be distributed to Seller.  In the event that the Holdback Amount, if any, is insufficient to satisfy the amount of such deficiency, Seller shall immediately tender to Buyer, in cash, an amount equal to such deficiency or  Buyer may elect, in its sole discretion, to claim any remaining deficiency as Damages pursuant to Section 7.01.  If Buyer so elects, Seller and Buyer covenant and agree to jointly instruct the Escrow Agent in writing as soon as reasonably practicable after the final determination of the Net Working Capital to make any disbursement required by this Section 2.06.

(d)            If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.08, as applicable, is greater than the Estimated Net Working Capital, then Buyer shall release the Holdback Amount, if any, and the Closing Cash Payment will be further increased by the amount, if any, by which (i) the Net Working Capital less the Estimated Net Working Capital exceeds (ii) the Holdback Amount, and Buyer shall promptly pay such excess, if any, to Seller by wire transfer of immediately available funds in accordance with wire transfer instructions provided to Buyer by Seller.

2.07            Earnout Payments

(a)            First Earnout Payment

(i)            Buyer shall pay to Seller as an additional part of the Purchase Price the amount equal to the product of (i) 11.11, multiplied by (ii) the amount by which Seller EBITDA for the First Earnout Period exceeds $2,650,000 (such payment amount, as limited by the immediately following sentence, the "First Earnout").  The maximum amount to be paid by Buyer to Seller under the First Earnout shall be $5,000,000. The "First Earnout Period" shall mean the 12-month period beginning on the Closing Date.

(ii)            As soon as practicable, but in no event later than 120 days following the end of the First Earnout Period, Buyer will prepare and deliver to Seller a calculation and statement of the First Earnout (the "First Earnout Statement").  Buyer will prepare the First Earnout Statement in good faith and amounts included on the First Earnout Statement shall be determined in accordance with Buyer's GAAP. Buyer will furnish Seller with the First Earnout Statement such supporting or back-up schedules and documentation as may be reasonably necessary to confirm such calculations. Seller agrees to cooperate with Buyer in the preparation of the First Earnout Statement, including providing Buyer with supporting or back-up schedules and documentation reasonably requested by Buyer.  After delivery of the First Earnout Statement, Seller shall be granted reasonable access by Buyer to the books, records and personnel of Buyer for purposes of verifying the accuracy of the First Earnout Statement. Seller may submit to Buyer, not later than 30 days from the receipt of the First Earnout Statement from Buyer, a list of any components of the First Earnout Statement with which Seller disagrees, if any (a "First Earnout Dispute Notice"), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.08.  If Seller does not issue a First Earnout Dispute Notice prior to such date, the First Earnout Statement, as supplied to Seller, shall be deemed to have been accepted and agreed to by Seller, and shall be final and binding on the parties to this Agreement.

(iii)            Within 15 days after final determination of the First Earnout and subject to Section 2.07(d) below, Buyer shall pay to Seller the First Earnout as follows:

A. the amount equal to the product of (I) 60%, multiplied by (II) the First Earnout, shall be paid in cash by wire transfer of immediately available funds in accordance with the wiring instructions provided to Buyer by Seller; and

B.  the amount equal to the product of (I) 40%, multiplied by (II) the First Earnout (the "First Earnout Stock Payment Amount"), shall be paid by delivery of one or more certificates in the name of Seller evidencing an aggregate number of shares of Buyer Common Stock equal to the First Earnout Stock Payment Amount divided by the Buyer Stock Per Share Price as of the payment date of the First Earnout (the "First Earnout Stock Payment").

(b)            Second Earnout Payment

(i)            Buyer shall pay to Seller as an additional part of the Purchase Price the amount equal to the product of (i) 7.14, multiplied by (ii) the sum of: (A) the amount by which Seller EBITDA for the First Earnout Period exceeds $3,100,000, and (B) the amount by which Seller EBITDA for the Second Earnout Period exceeds $3,100,000 (such payment amount, as limited by the immediately following sentence, the "Second Earnout"). The maximum amount to be paid by Buyer to Seller under the Second Earnout shall be $5,000,000. The "Second Earnout Period" shall mean the 12-month period beginning the first day following the end of the First Earnout Period.

(ii)            As soon as practicable, but in no event later than 120 days following the end of the Second Earnout Period, Buyer will prepare and deliver to Seller a calculation and statement of the Second Earnout (the "Second Earnout Statement").  Buyer will prepare the Second Earnout Statement in good faith and amounts included on the Second Earnout Statement shall be determined in accordance with Buyer's GAAP. Buyer will furnish Seller with the Second Earnout Statement such supporting or back-up schedules and documentation as may be reasonably necessary to confirm such calculations. Seller agrees to cooperate with Buyer in the preparation of the Second Earnout Statement, including providing Buyer with supporting or back-up schedules and documentation reasonably requested by Buyer.  After delivery of the Second Earnout Statement, Seller shall be granted reasonable access by Buyer to the books, records and personnel of Buyer for purposes of verifying the accuracy of the Second Earnout Statement. Seller may submit to Buyer, not later than 30 days from the receipt of the Second Earnout Statement from Buyer, a list of any components of the Second Earnout Statement with which Seller disagrees, if any (a "Second Earnout Dispute Notice"), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.08.  If Seller does not issue a Second Earnout Dispute Notice prior to such date, the Second Earnout Statement, as supplied to Seller, shall be deemed to have been accepted and agreed to by Seller, and shall be final and binding on the parties to this Agreement.

(iii)            Within 15 days after final determination of the Second Earnout and subject to Section 2.07(d) below, Buyer shall pay to Seller the Second Earnout as follows:

A.            the amount equal to the product of (I) 80%, multiplied by (II) the Second Earnout, shall be paid in cash by wire transfer of immediately available funds in accordance with the wiring instructions provided to Buyer by Seller; and

B.            the amount equal to the product of (I) 20%, multiplied by (II) the Second Earnout (the "Second Earnout Stock Payment Amount"), shall be paid by delivery of one or more certificates in the name of Seller evidencing an aggregate number of shares of Buyer Common Stock equal to the Second Earnout Stock Payment Amount divided by the Buyer Stock Per Share Price as of the payment date of the Second Earnout (the "Second Earnout Stock Payment").

(c)            During the First Earnout Period and the Second Earnout Period, the Seller Business Unit shall be operated as a separate operating unit from Buyer's other operations, and separate books and records will be kept and maintained for the Seller Business Unit.  Buyer shall provide, or cause to be provided, adequate funding so that the Seller Business Unit has sufficient working capital in order to conduct its business operations in the ordinary course.

(d)            If, at the time Buyer is required to pay the First Earnout or the Second Earnout, Buyer has asserted a claim for indemnification pursuant to ARTICLE VII, Buyer shall be entitled to withhold payment of and offset against payment of the First Earnout or the Second Earnout, as applicable, Buyer's good faith estimate of the aggregate unpaid amount of such claim, such offset to be applied against the full amount of Buyer's claim. The right of offset is cumulative to any other rights or remedies Buyer may have.

(e)            Each party hereto agrees that it shall, with respect to all matters related to the First Earnout and the Second Earnout, act in good faith and the spirit of fair dealing.

(f)            The terms, conditions and provisions of this Section 2.07 shall expressly survive Closing.

2.08            Dispute Resolution.  In the event a Closing Date Dispute Notice, a First Earnout Dispute Notice or a Second Earnout Dispute Notice is timely delivered to Buyer by Seller, Buyer and Seller shall negotiate thereafter for a period of up to 30 days in good faith to resolve any items of dispute. If, at the end of such period, Buyer and Seller do not resolve such items of dispute, Buyer and Seller shall promptly select a mutually agreeable accounting firm with whom Buyer and Seller have no significant relationship to review the Closing Date Dispute Notice, the First Earnout Dispute Notice or the Second Earnout Dispute Notice, as the case may be.  In the event Buyer and Seller cannot agree upon an accounting firm, they shall choose an accounting firm by draw from a group of four nationally recognized accounting firms (two selected by Buyer and two selected by Seller) that have no material relationship to Buyer, Seller or any of the Principals (such accounting firm either mutually agreed upon or selected by draw shall be referred to as the "Arbitrating Accountant" and the aforementioned procedure shall be referred to as the "Accountant Selection Procedure"). The Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function.  The determination by such Arbitrating Accountant applying the procedures described herein shall be final, binding, and conclusive on Buyer and Seller and judgment may be entered thereon in a court of competent jurisdiction.  Buyer and Seller shall make their respective submissions to the Arbitrating Accountant within 30 days after selecting such firm pursuant to this Section 2.08.  Buyer and Seller shall use Commercially Reasonable Efforts to cause the Arbitrating Accountant to make its determination within 30 days after accepting its selection. The fees and expenses of the Arbitrating Accountant shall be shared by Buyer and Seller as follows: of the aggregate amount in dispute, if the Arbitrating Accountant adopts Buyer's position absolutely, Seller shall pay all such fees and expenses, and if the Arbitrating Accountant adopts Seller's position absolutely, Buyer shall pay all such fees and expenses.  If the Arbitrating Accountant adopts a compromise between the two positions, then Buyer and Seller shall share the fees and expenses in inverse proportion to the relative success of each party, with the more successful party bearing a proportionately smaller share of the fees and expenses. In addition, if the Arbitrating Accountant adopts one of the party's position absolutely, the other party shall pay all reasonable costs and expenses (including attorneys' and accountants' fees) incurred by the prevailing party related to or arising from the resolution of the Closing Date Dispute Notice, the First Earnout Dispute Notice or the Second Earnout Dispute Notice, as applicable. If the Arbitrating Accountant adopts a compromise between the two parties positions, then each party shall be responsible for its own costs and expenses related to or arising from the resolution of the Closing Date Dispute Notice, the First Earnout Dispute Notice or the Second Earnout Dispute Notice, as applicable.
       2.09     Purchase Price Allocation.  Within 120 days after the Closing Date, Buyer shall provide to Seller a proposed allocation of the Purchase Price described in Section 2.05(a) (as adjusted pursuant to Section 2.06) among the Acquired Assets, which allocation shall be reasonable and in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the "Allocation Statement").  Within ten days following such provision, Seller shall have the right to object to the Allocation Statement (by written notice to Buyer), and if Seller objects, it shall notify Buyer (in such written notice) of such disputed item (or items) and the basis for its objection.  If Seller does not object by written notice within such period, the Allocation Statement shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement.  Seller and Buyer shall act in good faith to resolve any such dispute prior to the date on which Form 8594 is required to be filed with the appropriate Tax Authority.  If Seller and Buyer cannot resolve any disputed item, the item in question shall be resolved by the Arbitrating Accountant selected pursuant to the Accountant Selection Procedures.  The fees and expenses of such Arbitrating Accountant shall be apportioned and paid equally by Seller and Buyer.  Except with respect to any subsequent adjustments to the Purchase Price (which shall be allocated using the mechanism for allocating Purchase Price in this Section 2.09), Seller and Buyer and their respective Affiliates (i) shall be bound by the determinations and the Allocation Statement determined pursuant to this Section 2.09 consistent therewith for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns required to be filed with any Tax Authority in a manner consistent with the Allocation Statement and (iii) shall take no position inconsistent with the Allocation Statement in any Tax Return, any proceeding before any Tax Authority or otherwise (in each case, unless required to do otherwise pursuant to a "determination" as defined in Section 1313 of the Code (a "Determination")).  In the event that the Allocation Statement is disputed by any Tax Authority, the Person receiving notice of such dispute shall promptly notify and consult with the other parties concerning resolution of such dispute.  Each of Seller and Buyer shall cooperate in the preparation and timely filing of (1) Form 8594 and any comparable state or local forms or reports, and (2) to the extent permissible by or required by law, any corrections, amendments, or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the Purchase Price). Any First Earnout or Second Earnout paid will be allocated in the same manner as the initial Purchase Price allocation pursuant to this Section 2.09.

2.10            The Closing.

(a)      Time and Location.  Subject to the terms and conditions in this Agreement, the closing of the Acquisition (the "Closing") shall take place remotely via the exchange of documents and signatures on the date hereof (the "Closing Date") or at such other time and place as the parties may mutually agree. For purposes of this Agreement, the Closing shall be deemed to occur at 12:01 a.m. (CDT) on the Closing Date, such that Buyer owns the Acquired Assets and has assumed the Assumed Liabilities for the full business day of the Closing Date.

(b)            Closing Deliveries of Buyer.  At the Closing, Buyer shall deliver or cause to be delivered the Escrow Payment to the Escrow Agent and shall deliver to Seller (or to the Principals under clauses (v) and (vi), as applicable) all of the following:

(i)            the Closing Cash Payment (less any Holdback Amount);

(ii)            the Bill of Sale, executed by Buyer;

(iii)            the Escrow Agreement, executed by Buyer;

(iv)            the Stock Restriction and Non-Compete Agreements for each Principal, executed by Buyer; and

(v)            without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by Buyer under this Agreement.

(c)            Closing Deliveries of Seller.  At the Closing, Seller shall deliver to Buyer all of the following:

(i)            all tangible Personal Property and all Business Records (to the extent in Seller's possession or control) included in the Acquired Assets, and delivery of Personal Property shall be deemed completed at Seller's location(s);

(ii)            the Bill of Sale, executed by Seller;

(iii)            the Escrow Agreement, executed by Seller;

(iv)            the Stock Restriction and Non-Compete Agreements for each Principal, executed by such Principal;

(v)            a managing director's certificate certifying Seller's operating agreement and the approval of the managing directors and members of Seller of the execution, delivery and performance of this Agreement and the Ancillary Agreements;

(vi)            lien releases, pay-off letters and UCC-3 termination statements as may be necessary to evidence the release and termination of all material Encumbrances (other than Permitted Encumbrances) on the Acquired Assets and on Seller's rights, title and interests in the Acquired Assets that are not owned by Seller;

(vii)            a certificate of non-foreign status of Seller meeting the requirements of Treasury Regulation 1.1445-2(b)(2);

(viii)            a certificate of good standing (or other similar certification) from the New Jersey State Treasurer, dated no more than ten days prior to the Closing Date, certifying that Seller is in good standing; and

(ix)            without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by Seller and/or the Principals under this Agreement.

2.11            Further Assurances.  At any time and from time to time after the Closing Date, as and when reasonably requested by Buyer, (a) Seller shall use Commercially Reasonable Efforts to promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to fully vest in Buyer title to all of Seller's rights, title and interests in the Acquired Assets, and (b) subject to confidentiality obligations and other restrictions under applicable laws, Seller shall provide Buyer with copies of any Business Records (to the extent in Seller's possession or control) related to Seller's operation of the Business prior to the Closing that are not otherwise included in the Acquired Assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPALS
Seller and the Principals represent and warrant to Buyer that the statements contained below are true and correct, except as set forth in the disclosure schedule or any supplemental disclosure letter (the "Seller Disclosure Schedule") delivered by Seller and the Principals to Buyer, on the date hereof and as of the Closing Date. The disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify other sections and subsections in this ARTICLE III where it should be reasonably apparent such disclosure relates to other such sections and subsections.  When used herein, the phrase "to the knowledge of Seller," or words of comparable import, means facts or circumstances (i) within the actual knowledge of any of Seller's officers or any Principal after having conducted a commercially reasonable inquiry, or (ii) which should reasonably be expected to be known or otherwise discovered by such individuals during the performance of their ordinary duties.
3.01            Organization; Qualification and Ownership.  Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New Jersey; has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned by it and used in the Business makes such qualification necessary, which jurisdictions are listed on Schedule 3.01, and such jurisdictions are the only jurisdictions in which the nature of its Business or the ownership or leasing of the assets makes qualification necessary, except where failure to be so qualified would not reasonably be expected to have a Seller Material Adverse Effect.  Seller has delivered to Buyer true and complete copies of the certificate of formation and operating agreement of Seller, in each case as amended to date and currently in effect (such instruments and documents, the "Charter Documents"). The Principals are the only members of Seller and their ownership interests in Seller are set forth on Schedule 3.01. No other Person owns any beneficial interest, directly or indirectly, in Seller, or has any right, agreement or option to purchase any beneficial interest in Seller.  Seller does not, directly or indirectly, own or control stock or other equity securities of any corporation, partnership or other entity.

3.02            Authority; Due Execution.

(a)            Seller and the Principals have all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are a party and to perform their obligations under and to consummate the transactions contemplated in this Agreement and the Ancillary Agreements to which they are a party.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller and the Principals are party, and the consummation by Seller and the Principals of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Seller and the Principals and no other proceedings on the part of Seller or the Principals are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller or the Principals are party or to consummate the transactions contemplated hereby or thereby.  By executing this Agreement, the Principals hereby approve, by written consent, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller.

(b)            This Agreement has been, and as of the Closing Date each Ancillary Agreement to which Seller and the Principals are a party will be, duly and validly executed and delivered by Seller and the Principals and, assuming due execution and delivery by and the validity and binding effect thereof on Buyer and any other party hereto and thereto (other than Seller and the Principals), this Agreement constitutes, and on the Closing Date each of the Ancillary Agreements to which they are a party will constitute, the valid and binding obligations of Seller and the Principals, enforceable against Seller and the Principals in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.03            Non-Contravention; Consents.

           (a)            The execution and delivery of this Agreement and the Ancillary Agreements to which Seller and the Principals are party do not, and the performance of this Agreement and the Ancillary Agreements by Seller and the Principals will not (i) conflict with or violate the Charter Documents, (ii) conflict with or violate any Applicable Laws, or (iii) result in any breach or violation of or constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, alter the right or obligations of any third party under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any Acquired Asset pursuant to any Assigned Contract, except as set forth in Section 3.03(b).

(b)            Except for such filings under applicable securities laws as may be necessary in connection with the offer and sale of the Buyer Common Stock, and except as set forth on Schedule 3.03(b), no Consent is required to be obtained in connection with the execution, delivery or performance by Seller and the Principals of this Agreement or any Ancillary Agreement by Seller or any Principal or the consummation of the transactions contemplated hereby and thereby.

3.04            Contracts.

(a)            Schedule 3.04(a) sets forth a list of all Assigned Contracts including the name of the parties thereto, the date of each such Assigned Contract and each amendment thereto.  Except as set forth on Schedule 3.04(a), (i) each Assigned Contract is legal, valid and binding upon Seller and, to the knowledge of Seller, on the other parties thereto and in full force and effect, (ii) Seller has performed all material obligations required to be performed by it to date and is entitled to all material benefits under each such Assigned Contract, (iii) Seller is not, and to the knowledge of Seller, no other party is in breach or default under any Assigned Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material breach or default under any Assigned Contract, (v) Seller has not received written notice that any party to an Assigned Contract intends to terminate such Contract, and (vi) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Assigned Contract.  Seller has provided Buyer with true and complete copies of all Assigned Contracts including all amendments, terminations and modifications thereof.

(b)            Except as set forth on Schedule 3.04(b), each Assigned Contract is assignable to Buyer without consent or approval of any party thereto, and the assignment thereof to Buyer will not result in any penalty or other adverse consequence.

3.05            Title to Acquired Assets.  Seller has valid and marketable title to all of the Acquired Assets (other than any licensed or leased Acquired Assets, as to which Seller has valid licenses or leasehold interests) and owns all of such Acquired Assets (including such licenses or leasehold interests) free and clear of any Encumbrances, except Encumbrances set forth on Schedule 3.05.  Subject to receipt of any required Consents, the execution and delivery of this Agreement and the Ancillary Agreements by Seller at the Closing will convey to and vest in Buyer good title to the Acquired Assets (or valid licenses or leasehold interests in the case of the licensed or leased Acquired Assets) free and clear of any Encumbrances. There is no Contract granting any Person any preferential right to purchase any of the Acquired Assets.

3.06            Sufficiency of Acquired Assets.  The Acquired Assets constitute all of the assets necessary for the conduct of the Business, except for the Excluded Assets, as conducted through Closing.  The Business is conducted through Seller only and not through any of its subsidiaries, if any.  Schedule 3.06 lists all material items of equipment owned or leased in the conduct of the Business.  Such equipment is adequate for the conduct of the Business as currently conducted and in good operating condition, regularly and property maintained, subject to normal wear and tear.  Seller has sole and exclusive ownership, free and clear of any Encumbrances, or the valid right to use, unrestricted by contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Business.  No Person other than Seller possesses any licenses, claims or rights with respect to the use of any such customer information owned by Seller.

3.07            Financial Statements.

(a)            Attached as Schedule 3.07(a) are true and complete copies of (i) Seller's unaudited financial statements (consisting of a balance sheet and statement of operations) as of and for the years ended December 31, 2012 and 2011, and (ii) Seller's unaudited financial statements (consisting of a balance sheet and statement of operations) as of and for the eight-month period ended August 31, 2013 (collectively, the "Financial Statements").  The Financial Statements have been prepared in accordance with Seller's GAAP (except that the interim Financial Statements do not contain all notes required by Seller's GAAP and the interim Financial Statement are subject to normal year-end adjustments which will not be material in amount in the aggregate) consistently applied and in accordance with historic past practices throughout the periods involved and fairly present in all material respects the financial position, results of operations and cash flows of Seller as of the dates, and for the periods, indicated therein.

(b)            Except as set forth in the Financial Statements, Seller has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statements and (ii) liabilities under Contracts incurred in the ordinary course of business and not required under Seller's GAAP to be reflected in the Financial Statements, which in both cases, are not material to the financial condition or operating results of Seller, except as set forth on Schedule 3.07(b).  Except as set forth in the Financial Statements, none of the Acquired Assets secures the guaranty or indemnification of any indebtedness of any other Person.  For all periods covered by the Financial Statements, Seller has maintained a standard system of accounting established and administered in accordance with Seller's GAAP.

3.08            Absence of Certain Changes or Events. Since December 31, 2012, Seller has conducted the Business in the ordinary course of business and, without limiting the generality of the foregoing, there has not been any Seller Material Adverse Effect since such date, and, to the knowledge of Seller, no fact or condition specific to Seller exists since such date which would reasonably be expected to have a Seller Material Adverse Effect.  Additionally, since December 31, 2012, to the knowledge of Seller, there has not occurred, and Seller has not incurred or suffered, any event, circumstances or fact that materially impairs the Acquired Assets.

3.09            Accounts Receivable.  Schedule 3.09 sets forth all outstanding Accounts Receivable as of the date of this Agreement, with a range of days elapsed since the invoice date for each such Account Receivable, and the aggregate amount of reserves or allowances for doubtful accounts in the aggregate.  All such Accounts Receivable are bona fide, arose in the ordinary course of business and are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns which are adequate.  All such Accounts Receivable have been prepared in accordance with Seller's GAAP as reflected in the Financial Statements.  Except as set forth on Schedule 3.09, none of such Accounts Receivable is subject to any material claim of offset or recoupment or counterclaim, subject to allowances and accruals for bad debt as reflected in the Financial Statements, and Seller has no knowledge of any specific facts that would reasonably be expected to give rise to any such claim.  Except as set forth on Schedule 3.09, no material amount of such Accounts Receivable is contingent upon the performance by Seller of any obligation which will not have been performed in a satisfactory manner by Seller prior to the Closing Date.  No written request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable. None of Seller's fixed fee projects with any customer is expected to result in a net loss to Seller which would require Seller to treat the underlying arrangement as a "loss contract" under Seller's GAAP, except as set forth on Schedule 3.09 and to the extent the estimated loss from such arrangement is reflected in the Estimated Closing Date Balance Sheet.

3.10            Restrictions on Business Activities.  Except as set forth on Schedule 3.10, there is no agreement (other than this Agreement), judgment, injunction, order or decree binding upon Seller which could reasonably be expected to have the effect of prohibiting or impairing any business practice of Seller, any acquisition of property by Seller or the conduct of Business by
Seller as currently conducted or proposed to be conducted by Seller, whether before or after the Closing.
3.11      Legal Proceedings.  Except as set forth on Schedule 3.11, there is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or to the knowledge of Seller, threatened against Seller, the Business or any Principal, nor to the knowledge of Seller is there any basis for any such claim, action, suit, proceeding, inquiry or investigation.  There is no judgment, decree or order against Seller or the Acquired Assets which restricts Seller's ability to conduct the Business in any area where it is currently conducting the Business.

3.12            Taxes and Tax Returns.

(a)            Seller has filed, on or before the due date thereof (determined with regard to extensions disclosed herein), with the appropriate Tax Authority all Tax Returns relating to the Business and the Acquired Assets that it was required to file.  All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller with respect to the Business and the Acquired Assets (whether or not shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(b)            There are no liens, attachments, or similar encumbrances on Seller, the Business or the Acquired Assets with respect to any Taxes, other than any lien for Taxes of Seller that is not yet due and payable.  There are no pending or threatened audits, investigations, claims, proposals or assessments for or relating to any Taxes of Seller relating to the Business or the Acquired Assets.  There are no matters under discussion with any Governmental Entity with respect to Taxes of Seller that could result in any additional amount of Taxes with respect to the Business or the Acquired Assets.

(c)            Schedule 3.12(c) lists all federal, state, local, and foreign Tax Returns filed with respect to Seller for taxable periods ended on or after December 31, 2009, indicates those Tax

Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Seller has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 2009.  Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in either case relating to the Business or the Acquired Assets.

(d)            There are no requests for rulings or determinations, or applications requesting permission for a change in accounting practices, in respect of Taxes of Seller relating to the Business or the Acquired Assets, pending with any Governmental Entity.

(e)            Seller has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Seller is not a party to any Tax allocation or sharing agreement.  Seller (A) has never been a member of an affiliated group filing a consolidated federal income Tax Return nor (B) has any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)            Seller is not a party or subject to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.  Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.  None of the Acquired Assets (a) is property required to be treated as being owned by another person for federal income tax purposes, (b) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code; or (c) is tax-exempt bond financed property within the meaning of Section 168(f) of the Code.  Seller is not a foreign person within the meaning of Section 1445 of the Code.  Accurately set forth in Schedule 3.12(f) is a list of all states, counties, cities and other taxing jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Seller.  No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(g)            The unpaid Taxes of Seller (A) did not, as of August 31, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the August 31, 2013 Financial Statements (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(h)            Seller has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i)            Seller is treated as a partnership for federal and New Jersey state income tax purposes.

3.13            Employee Benefit Plans.

(a)            Schedule 3.13(a) contains a true and complete list of each Current Employee Benefit Plan.

(b)            With respect to each Current Employee Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances, in connection with which Seller or any ERISA Affiliate would be subject to any liability under ERISA, the Code or any other Applicable Law.

(c)            All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Current Employee Benefit Plan (or related trust or held in the general assets of Seller or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Current Employee Benefit Plan or accrued in accordance with the past custom and practice of Seller and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Current Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d)            With respect to each Current Employee Benefit Plan, subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA:

(i)            Seller or an ERISA Affiliate has paid all premiums (and interest charges and penalties for late payment, as applicable) due and owing the PBGC with respect to such Current Employee Benefit Plan and each plan year thereof for which such premiums are required;

(ii)            There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations of the PBGC thereunder) for which the 30 day notice is not waived;

(iii)            The termination of, or withdrawal from, any Current Employee Benefit Plan on or prior to the Closing Date has not and will not subject Seller or any ERISA Affiliate to any liability to the PBGC or any other Person;

(iv)            No filing has been made by Seller or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Current Employee Benefit Plan;

(v)            No amendment has occurred that has required Seller or any ERISA Affiliate to provide security to any Current Employee Benefit Plan under Section 401(a)(29) of the Code;

(vi)            All installment contributions required pursuant to Section 412(m) of the Code have been paid by Seller or one or more ERISA Affiliates before the due date for such contribution as set forth in Section 412(m) of the Code for each Current Employee Benefit Plan;

(vii)            No partial termination has occurred prior to the Closing Date or is reasonably expected to occur thereafter; and

(viii)            The assets of such Current Employee Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(e)            Neither Seller nor any ERISA Affiliate maintains or contributes to, nor has Seller or any ERISA Affiliate ever maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code) that cannot be unilaterally terminated by Seller or an ERISA Affiliate.

(f)            There are no unresolved claims or disputes under the terms of, or in connection with, any Current Employee Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute.

        3.14      Employee Matters.

(a)            To the knowledge of Seller, no employee or independent contractor has any plan or intention to terminate their employment or engagement.  Schedule 3.14(a) contains a true and complete list of all persons employed by Seller, including the respective dates of hire of each, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 3.14(a)), a list of other terms of any and all material agreements affecting such persons, and whether such person is classified as exempt or non-exempt, whether each such person is actively at work or on inactive or leave status, the reason for such inactive or leave status, the date the inactive or leave status started, and the anticipated date of such person's return to work from such inactive or leave status.

(b)            None of the employees of the Business is party to or are bound by any agreement or commitment, or subject to any restriction, including agreements related to previous employment, containing confidentiality, non-compete or similar restrictive covenants, which now or in the future may adversely affect the Business or the performance by any of the Continuing Employees of their duties for Buyer.

(c)            None of the employees of the Business is represented by a labor union, and Seller is not subject to any collective bargaining or similar agreement with respect to any of its employees.  There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against Seller pending or, to the knowledge of Seller, threatened.

(d)            None of Seller, nor to the knowledge of Seller, any employee or representative of the Business, has committed or engaged in any unfair labor practice in connection with the conduct of the Business, and there is no action, suit, claim, charge or complaint against Seller pending or, to the knowledge of Seller, threatened relating to any labor, safety or discrimination matters involving any employee of the Business, including charges of unfair labor practices or discrimination complaints and no event or condition exists which is reasonable likely to result in any such matters, charges or complaints.

(e)            All of Seller's employees are employed at will, meaning they can quit at any time or be terminated at any time, subject to applicable Employment Laws.  Seller is not a party to or bound by any agreement that would preclude Buyer from making an offer of employment to any employee listed on Schedule 5.03(a).  Seller is in compliance with all employment and consulting agreements and has not received any notice that any term of a contract has been breached.

(f)           To the knowledge of Seller, each individual in a consultant or independent contractor relationship with Seller is in fact an independent contractor and is not an employee.  Seller is and has been in compliance, in all material respects, with all Workers' Compensation Acts. There are no agreements, promises or commitments providing for cash or other compensation or benefits to any employee upon the consummation of the transactions contemplated by this Agreement.

       3.15    Compliance; Permits.

(a)            Seller is not in conflict with, or in default or in violation of, any Applicable Laws, which would reasonably be expected to have a Seller Material Adverse Effect.  No investigation or review by any Governmental Entity is pending, or to the knowledge of Seller, has been threatened, against Seller with respect to the Business or any of the Acquired Assets.  There is no agreement, commitment, judgment, injunction, order or decree by or with any Governmental Entity binding upon Seller or the Acquired Assets.

(b)            Seller holds, to the extent required by Applicable Law, all material Permits for the operation of the Business as presently conducted.  Schedule 3.15(b) is a complete list of all such Permits.  No suspension or cancellation of any such Permit is pending or, to the knowledge of Seller, threatened, and Seller is in compliance in all material respects with the terms of each such Permit.

      3.16      Warranty Claims.  Schedule 3.16 sets forth (a) a description of the express or implied warranties, written or oral, if any, with respect to the products or services of the Business, (b) a description of each outstanding warranty claim that has been made (and not satisfied) by any of Seller's customers with respect to products or services provided to such customer by Seller within the Business prior to the date of this Agreement, and (c) the status of any work performed by Seller to satisfy any such claims.  Seller has no knowledge of any specific facts that would reasonably be expected to give rise to any Seller Warranty Liabilities in the future. All warranties of Seller with respect to the products and services of the Business are set forth on Schedule 3.16 and Seller has made no other oral warranties.

 3.17           Customers and Vendors.

(a)            Schedule 3.17(a) lists Seller's customers for fiscal year ended December 31, 2012 and for the nine-month interim period ended September 30, 2013 and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such periods.  Seller has a fully executed contract or other evidence of agreement to material terms with each such customer.  Except as set forth in Schedule 3.17(a), Seller is not engaged in any material dispute with any current customer, to the knowledge of Seller, no event or condition exists which would reasonably be likely to result in such a dispute, and no such customer has notified Seller within the past 12 months that it intends to terminate or reduce its business relations with Seller; provided, however, that Seller makes no representation or warranty, express or implied, that any such customer will remain as a customer of Buyer after the Closing Date or will not terminate or reduce its business relations with Buyer after Closing.

(b)            Schedule 3.17(b) lists Seller's material vendors for fiscal year ended December 31, 2012 and for the nine-month interim period ended September 30, 2013.  Seller is not engaged in any material dispute with any current vendor, to the knowledge of Seller, no event or condition exists which would reasonably be likely to result in such a dispute, and no such vendor has notified Seller in the past 12 months that it intends to terminate or reduce its business relations with Seller; provided, however, that Seller makes no representation or warranty, express or implied, that any such vendor will remain as a vendor of Buyer after the Closing Date or will not terminate or reduce its business relations with Buyer after Closing.

(c)            Schedule 3.17(c) lists all Backlog of the Business as of the date of the Agreement, on a customer-by-customer basis.

3.18            Properties.  Seller does not own any real property.  Schedule 3.18 sets forth a list of all real property currently leased by Seller or otherwise used or occupied by Seller (the "Leased Real Property"), the name of the lessor, the date of the lease and each amendment thereto and the aggregate annual rental payable under any such lease.  Seller has delivered to Buyer true and complete copies of all leases, lease guaranties, subleases or other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments, terminations and modifications thereof.  To the knowledge of Seller, the Leased Real Property is in good operating condition and repair and is structurally sufficient and otherwise suitable for the conduct of the Business as presently conducted.

3.19      Insurance.  Seller has made available to Buyer true and complete copies of all policies of insurance of Seller currently in effect related to the Acquired Assets and the Business, a list of which is attached as Schedule 3.19.  All of the policies relating to insurance maintained by Seller with the respect to the Acquired Assets and the conduct of the Business (or any comparable policies entered into as a replacement thereof) are in full force and effect and Seller has not received any notice of cancellation with respect thereto.  Seller does not have any liability for unpaid premium or premium adjustments for such policies of insurance not properly reflected in the Financial Statements.  All claims under any such policy or bond have been duly and timely filed.

3.20           Intellectual Property.

(a)            Seller owns, is licensed or otherwise possesses legally transferable and enforceable rights to use all Intellectual Property which is used in the Business as presently conducted, and, except as set forth on Schedule 3.20(a), such rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement to which Seller is a party.  Except as set forth on Schedule 3.20(a), Seller has not licensed any of its

Intellectual Property, including in source code form, to any party or entered into any exclusive or non-exclusive licenses or agreements relating to any of its Intellectual Property with any party.

(b)            Schedule 3.20(b) sets forth a true, correct and complete list of (i) all computer programs (source code or object code) owned by Seller (collectively, the "Owned Software"), and (ii) all computer programs (source code or object code) licensed to Seller by any third party (other than any off the shelf computer program that is so licensed under a shrink wrap license) that is material to the Business (collectively, the "Licensed Software" and, together with the Owned Software, the "Software").  Seller has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Encumbrances.  Seller is in actual possession of the object code and user manuals (if any) for each computer program included in the Licensed Software.  Except as set forth on Schedule 3.20(c), no person other than Seller has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

(c)            Schedule 3.20(c) sets forth a true and complete list of (i) all patents and patent applications, all registered and unregistered trademarks, tradenames, service marks and copyrights and all maskworks included in the Intellectual Property of Seller, showing the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed, and (ii) all licenses, sublicenses and other agreements to which Seller is a party and pursuant to which any person is authorized to use any Intellectual Property of Seller.   Seller has entered into legally enforceable licenses, sublicenses or other agreements, each of which is listed on Schedule 3.20(c), authorizing the use by Seller of Third Party Intellectual Property Rights that are incorporated in, are or form a part of any product or service offering of Seller, including products or service offerings that are currently under development. Seller has delivered to Buyer true and complete copies of all such agreements, including all amendments, terminations and modifications thereof.

(d)            To the knowledge of Seller, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of Seller or the Business by any third party, including any employee or former employee of the Business.  To the knowledge of Seller, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual Property Rights by Seller, by any employee of the Business or, to the knowledge of Seller, by any former employee of the Business while employed by Seller.  Except as set forth on Schedule 3.20(d), Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property or Third Party Intellectual Property Rights.

(e)            All patents, registered trademarks, service marks and copyrights owned by Seller are valid and subsisting.

(f)            Seller has secured valid written assignments from all employees and independent contractors who contributed to the creation or development of the Intellectual Property Rights of the rights to such contributions that are not already owned by Seller by operation of law.

(g)            Seller has taken all commercially reasonable steps to protect and preserve the confidentiality of all Intellectual Property of the Business not otherwise protected by patents, patent applications or copyright (collectively, "Confidential Information").  All use, disclosure or appropriation of Confidential Information owned by Seller by or to a third party has been pursuant to the terms of a written agreement between Seller and such third party.

3.21            Affiliate Relationships.  Except as set forth on Schedule 3.21, no employee, officer, manager, director or Seller Interest Holder, nor any member of his or her immediate family has any direct or indirect ownership interest in (a) any Person with which Seller is affiliated or with which Seller has a business relationship or (b) any Person that competes with Seller (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with Seller).  Except as set forth on Schedule 3.21 ("Related Party Transactions"), no officer, manager, director or Seller Interest Holder, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with Seller or any of their Affiliates.  The Related Party Transactions, if any, were each entered into on an arm's-length basis on terms no less favorable to Seller than any Contract entered into by Seller with persons other than an officer, manager, director or Seller Interest Holder of Seller, or any member of his or her immediate family.
3.22      Broker's Fees.  Except for any fees, expenses or costs payable to 7M Securities, LLC, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any Ancillary Agreement to which Seller is a party or any transaction contemplated hereby or thereby.

3.23      Bank Accounts.  Seller has disclosed to Buyer the identity and location of all bank accounts and lock boxes maintained by Seller with respect to the Business at banks, trust companies, securities firms or other brokers or other financial institutions with respect to which Seller deposits collections from Accounts Receivable.

3.24      Copies of Business Records and Other Materials.  The Business Records delivered to Buyer are complete and accurate in all material respects.  Seller has delivered or made available true and complete copies of each document  that has been reasonably requested by Buyer or its counsel in connection with its legal, accounting, financial and general business review of the Business.

3.25            Environmental Matters.

(a)            With respect to any Leased Real Property, Seller is and has at all times been in compliance with all Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the knowledge of Seller, threatened) by any Person against Seller alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials.  With respect to any Leased Real Property, Seller has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all permits, licenses and other authorizations that are required to conduct the Business under any Environmental Law.

(b)            To the knowledge of Seller, no physical condition exists on or under any Leased Real Property that may have been caused by or impacted by the operations or activities of Seller that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to person or property as a result of such physical condition.

(c)            All properties and equipment used by Seller in the Business are and have been free of Hazardous Materials, except for batteries, computers, building and office fixtures, equipment and supplies, cleaning supplies and other items normally found in an office.

(d)            To the extent they relate to any Leased Real Property, Seller has provided to Buyer true and complete copies of all internal and external environmental audits and studies in its possession or control relating to Seller and all correspondence on substantial environmental matters relating to Seller.

            3.26      Disclosure.  Neither this Agreement (including any Exhibit or Schedule hereto) nor any Ancillary Agreement to which Seller is a party nor any report, certificate or instrument furnished to Buyer in connection with the transactions contemplated in this Agreement or any Ancillary Agreement to which Seller is a party, when read together, contains any material omission or untrue statement of a material fact.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained below are true and correct, except as set forth in the disclosure schedule (the "Buyer Disclosure Schedule") delivered by Buyer to Seller, on the date hereof and as of the Closing Date.  The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV where it should be reasonably apparent such disclosure relates to other such sections and subsections.
4.01      Corporate Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

4.02      Authority; Enforceability.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party and to perform and consummate the transactions contemplated hereby or thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.  This Agreement and the Ancillary Agreements to which Buyer is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.03            Non Contravention and Consents.

           (a)            The execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is a party does not, and the performance of this Agreement and each Ancillary Agreement to which Buyer is a party will not, (i) conflict with or violate Buyer's Certificate of Incorporation or Bylaws, in each case as amended to date and currently in effect, or (ii) conflict with or violate any Applicable Laws or (iii) result in any breach or violation of or constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Buyer under any material agreement to which Buyer or its Affiliates are a party, except in the case of clause (iii) where such violation, conflict or breach would not reasonably be expected (A) to have a Buyer Material Adverse Effect or (B) otherwise adversely affect Buyer's ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)            No Consent under any agreement to which Buyer is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement by Buyer or the consummation of the transactions contemplated hereby or thereby.

(c)            No Consent of any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement by Buyer or the consummation of the transactions contemplated hereby or thereby.

4.04      Litigation.  As of the Closing Date, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement or any Ancillary Agreement to which Buyer is a party.

4.05      Buyer Common Stock.  The Buyer Common Stock issued as part of the Escrow Payment, the First Earnout Stock Payment and the Second Earnout Stock Payment, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights and issued in compliance with all applicable securities laws and all other Applicable Laws.

4.06      Brokers' and Finders' Fees.  Except for the fees, expenses and costs of M&A Securities Group, Inc., for which Buyer shall be solely responsible, Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any Ancillary Agreement to which Buyer is a party or any transaction contemplated hereby or thereby.

4.07      Reports.  Buyer has timely made all filings required to be made by it with the SEC since January 1, 2012 (such filings, the "Buyer SEC Filings").  As of their respective dates, the Buyer SEC Filings complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be and did not contain any untrue statement of a material fact.  As of the date of this Agreement, no event or circumstance has occurred or information exists with respect to Buyer or its business, properties, operations or financial conditions, which, under the Securities Act, the Exchange Act or any other applicable rule or regulation, requires public disclosure or announcement by Buyer at or before the date of this Agreement but which has not been so publicly announced or disclosed.

ARTICLE V
ADDITIONAL AGREEMENTS
5.01            Non-Compete Agreement.

(a)            Seller agrees not to, during the Non-Compete Period, directly or indirectly:  (i) solicit (or assist another in soliciting) any Covered Client or Prospective Client for Competitive Products or Services, or provide (or assist another in providing) Competitive Products or Services to any Covered Client or Prospective Client; (ii) encourage (or assist another in encouraging) any employee, contractor, consultant, supplier, or vendor performing services for Buyer or any subsidiary of Buyer to terminate its, his or her relationship with Buyer or any subsidiary of Buyer, as applicable, or engage, hire or solicit (or assist another in engaging, hiring or soliciting) for employment or other personal service engagement any employee, any contractor or any consultant performing services for Buyer or any subsidiary of Buyer; or (iii) offer Competitive Products or Services within the Restricted Area (for itself to others or on behalf of any Competing Business); provided, that Seller may own up to 5% of any class of securities of any company that is traded on a national securities exchange.

(b)            During the Non-Compete Period, Seller expressly consents to and authorizes Buyer to disclose both the existence and terms of the applicable provisions of this Agreement to any future user of Seller's services to the extent Buyer in good faith believes that such services may constitute a breach of this Section 5.01 and to take any steps Buyer deems necessary to enforce this Agreement.

(c)            Seller hereby acknowledges that Buyer and Buyer's subsidiaries have invested, and will continue to invest, significant time, cost, and effort in developing and maintaining their customer base and in developing and maintaining their prospective customer base.  Seller further acknowledges that Buyer's and Buyer's subsidiaries' relationships with their customers and prospective customers are intended to be continuous and long-term.

5.02            Securities Matters.

(a)            Seller acknowledges and agrees that the issuance of shares of Buyer Common Stock pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that the Buyer Common Stock will be issued to Seller in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the qualification requirements of applicable state securities laws.  In connection therewith, Seller hereby represents and warrants as follows:

(i)            Except as contemplated by Section 5.02(b), Seller is acquiring the shares of Buyer Common Stock pursuant to this Agreement for Seller's own account for investment and not with a view to, or for resale in connection with, the distribution thereof.  Seller has no present intention of distributing any portion of the shares of Buyer Common Stock (or any interest therein) in violation of applicable securities laws.

(ii)            Seller has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in Buyer Common Stock and protecting its own interests in connection with such investment.  Seller has reviewed Buyer's most recent Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K of Buyer filed with the SEC since the date of such Annual Report on Form 10-K.

(iii)            Assuming the truth and accuracy of Buyer's representations and warranties set forth in ARTICLE IV, Seller is sufficiently aware of Buyer's business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable investment decision with respect to acquiring Buyer Common Stock pursuant to this Agreement.

(iv)            Seller is not acquiring the Buyer Common Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(v)            With respect to the tax and other economic considerations involved in acquiring the Buyer Common Stock, Seller is not relying on Buyer, and Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional legal, tax, accounting and financial advisors the implications of acquiring the Buyer Common Stock for its particular tax, financial and accounting situation.

(vi)            Seller acknowledges that the shares of Buyer Common Stock so issued pursuant to this Agreement will be "restricted securities" under Federal and state securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(vii)            Seller is familiar with Rule 144 of the Securities Act as presently in effect and each understands the restrictions and resale limitations imposed thereby and by the Securities Act.

(viii)            Seller acknowledges that Buyer makes no representation or warranty as to the number of shares or the share price to be paid in the First Earnout or the Second Earnout.

(b)            Seller shall transfer shares of Buyer Common Stock constituting the First Earnout Stock Payment and the Second Earnout Stock Payment to the Principals in the amounts set forth opposite their names on Schedule 5.02(b) (such persons listed on Schedule 5.02(b) being referred to herein as the "Seller Interest Holders"), provided that each such Seller Interest Holder shall have executed and delivered to Buyer the agreements set forth in Section 5.09 prior to the time they receive Buyer Common Stock.  Except for transfers to Seller Interest Holders, Seller agrees not to make any disposition of all or any portion of the shares of Buyer Common Stock without the consent of Buyer, which transfer shall be (i) pursuant to registration under the Securities Act or pursuant to an available exemption from registration, and (ii) in compliance with any other transfer restrictions required by Buyer.

(c)            The certificates representing the Buyer Common Stock issued to Seller and to the Seller Interest Holders hereunder shall bear, in addition to any other legends required under applicable state securities laws, the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND (II) IN ACCORDANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN THE ASSET PURCHASE AGREEMENT DATED AS OF OCTOBER 11, 2013 BY AND AMONG THE PARTIES THERETO.  A COPY OF THE APPLICABLE PROVISIONS OF SUCH AGREEMENT SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
In order to prevent any transfer from taking place in violation of this Agreement, any Stock Restriction and Non-Compete Agreement or applicable law, Buyer may cause a stop transfer order to be placed with its transfer agent with respect to the Buyer Common Stock.  Buyer will not be required to transfer on its books any shares of Buyer Common Stock that have been sold or transferred in violation of any provision of this Agreement or applicable law.
5.03            Hiring of Continuing Employees.  Immediately following the Closing, Buyer will (a) offer employment to each employee listed on Schedule 5.03(a) (the "Continuing Employees"), and (b) offer to enter into Buyer's standard Contractor Services Agreements in substantially the form attached hereto as Exhibit D, to each independent contractor listed on Schedule 5.03(b) (the "Continuing Independent Contractors"), and if the condition below is met, Buyer shall hire and retain all such Continuing Employees and Continuing Independent Contractors who accept the offer.  It shall be a condition to the employment of each Continuing Employee with Buyer that, prior to hiring, such person execute and deliver to Buyer, Buyer's standard Confidentiality and Intellectual Property Assignment Agreement in the form attached hereto as Exhibit E, and a condition to the engagement of each Continuing Independent Contractor with Buyer that, prior to hiring, such person execute and deliver to Buyer Buyer's standard Contractor Services Agreement in the form attached hereto as Exhibit D.

5.04            Employee Benefit Plans.

(a)            Seller shall take all steps necessary (including without limitation, obtaining any necessary consent of an insurer) to allow each Continuing Employee that accepts employment with Buyer (i) to continue to participate in the medical and dental plans in which such Continuing Employee was participating on the Closing Date for a transition period from the Closing Date through and including December 31, 2013, and (ii) to continue to participate in the life and disability plans in which such Continuing Employee was participating on the Closing Date for a transition period from the Closing Date through and including October 31, 2013.  Unless required by law and after advance, prior written notice to Buyer, Seller shall not prior to the end of such transition periods amend any of the benefit plans of Seller in which Continuing Employees participate.  Seller shall be solely responsible for the compliance of the benefit plans in which the Continuing Employees participate under this paragraph with all legal requirements, including requirements of the Code and ERISA and the Patient Protection and Affordable Care Act.  Within [30] days of receipt of documentation satisfactory to Buyer, Buyer shall reimburse Seller for: (x) the premiums paid by Seller during the transition period for coverage for Continuing Employees under the benefit plans described in (i) above and (y) one-half of the premiums paid by Seller during the transition period for coverage for Continuing Employees under the benefit plans described in (ii) above.

(b)            Following the Closing Date, or in the case of the plans referred to in Section 5.04(a), following the applicable transition period described in Section 5.04(a), Buyer shall allow each Continuing Employee then employed by Buyer to be covered under each employee benefit plan, program, or arrangement, including, but not limited to, any qualified retirement, medical, dental, vision, life insurance, cafeteria, disability, severance, nonqualified deferred compensation, or paid time-off plan, maintained by Buyer or any of its Affiliates ("Buyer Plans") for which such Continuing Employee is eligible under the terms and conditions of each such Buyer Plan.  With respect to such Buyer Plans, Buyer shall credit prior service of the Continuing Employees with Seller as reflected on the records of Seller provided to Buyer on or before the Closing Date for purposes of participation and vesting under any such Buyer Plan and for purposes of participation, vesting, and calculation of benefits for periods after the Closing Date with respect to vacation benefits to the extent that such service is recognized under the analogous benefit plans and programs maintained by or on behalf of Buyer (but this credit will not obligate Buyer to continue the employee benefit plans and programs maintained by Buyer or otherwise alter the terms and conditions of the Buyer Plans or Buyer's vacation benefits or any of them); provided, that such service need not be credited to the extent it will result in duplication of benefits.  Any pre-existing condition restrictions and waiting period limitations that were deemed satisfied with respect to a particular person under any Current Employee Benefit Plan that is a group health plan immediately prior to the Closing Date shall be deemed satisfied by Buyer under their respective group health plans with respect to such person on or after the Closing Date to the extent (and only to the extent) agreed to by the insurer, if any, of the applicable Buyer group health plan.  Buyer shall assume and honor all paid time-off obligations such as vacation, to the extent that such obligations are reflected on the Closing Date Statement.

(c)            The parties hereby agree that (i) Seller or its ERISA Affiliates will retain all Employee Benefit Plans and all associated liabilities and obligations and (ii) Buyer will not assume any Employee Benefit Plan or any obligations or liabilities thereunder, and none shall be considered to be an "Acquired Asset," an "Assigned Contract," or an "Assumed Liability" for purposes of this Agreement, except as specifically set forth on the Estimated Statement, as revised by the Closing Date Statement.  Buyer will use Commercially Reasonable Efforts to cause its retirement plan that is intended to be qualified within the meaning of Section 401(a) of the Code (the "Buyer Qualified Plan") to accept the "eligible rollover distributions" (within the meaning of Section 402(c)(4) of the Code) of each Continuing Employee who is eligible to participate in the Buyer Qualified Plan that is a defined contribution plan qualified within the meaning of Section 401(a) of the Code.

               5.05      Publicity.  Except as otherwise required by law or the rules of The Nasdaq Global Select Market, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, no party hereto shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties. Notwithstanding the above, Seller acknowledges that Buyer, as a publicly held company, is subject to certain disclosure requirements under federal securities laws.  Accordingly, Buyer reserves the right to disclose this Agreement and the transactions contemplated hereby, including financial information regarding Seller and the status of negotiations, at any time it decides that such disclosure is appropriate under the federal securities laws or the rules of any stock exchange, provided, however, that Buyer shall provide Seller and its counsel a reasonable time to review and comment upon such disclosure.

5.06            Taxes

(a)            Sales, Transfer and Use Taxes.  Seller shall pay the cost of all sales, transfer and use Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement.  Seller shall pay all costs and expenses (including recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Acquired Assets.  The sales, use and transfer Tax Returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing.  Seller and Buyer agree to reasonably cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

(b)            Tax Returns and Audits.  Seller and the Principals shall cause to be timely paid, before the same shall become delinquent and before penalties accrue thereon, all Taxes (a) shown (or required to be shown) to be due on any Tax Return (or amendment thereto) filed (or required to be filed) by Seller with respect to Tax periods of Seller ending on or before the Closing Date relating to the Acquired Assets or the Business whether such Tax Returns are required to be filed on, before or after the Closing Date and (b) that become due from, or payable by, Seller relating to the Business or the Acquired Assets with respect to such periods (collectively, the "Pre-Closing Taxes").  All such Tax Returns shall be filed or caused to be filed by Seller and the Principals and shall be prepared using accounting methods that were used in preparing the relevant Tax Returns for prior taxable periods.

(c)            Cooperation and Assistance.  From time to time after the Closing, each party to this Agreement shall permit reasonable access, and shall cause their respective accountants and other representatives to permit reasonable access to each other, the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Tax Return relating to Seller or the examination by any taxing authority or other administrative or judicial proceeding relating to any Tax Return relating to Seller.  Seller and Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns relating to Seller for all tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Tax Returns.

(d)            Amended Returns.  Following the Closing, Seller shall not amend or cause to be amended any Tax Return relating to Seller with respect to the Business or the Acquired Assets which could affect the amount of any Taxes for which Buyer, the Business or the Acquired Assets could be liable subsequent to the Closing without the prior approval of Buyer, which approval shall not be unreasonably withheld.  Similarly, Seller shall not unreasonably withhold their approval of the amendment of any Tax Return of Seller to be made by Buyer or Seller which could affect the amount of any Taxes for which Seller is liable under subsection (b) of this Section 5.06.

(e)            Tax Convention.  Whenever it is necessary for purposes of the Closing, any indemnification required under this Section 5.06 or any other provision of this Agreement to determine any liability for Taxes relating to the Business or the Acquired Assets attributable to a period or any portion thereof ending with the Closing Date or any period straddling the Closing Date, and the Tax Return in respect of such Tax liability relates to a taxable year or period beginning on or before and ending after the Closing Date (a "Straddle Period"), the determination shall be made by apportioning the total Taxes involved by treating the Closing Date as the end of a short taxable year of Seller.  In making this computation, exemptions, allowances, or deductions calculated on an annual basis, such as the deduction for depreciation, shall be apportioned as provided in the Code.  All personal property Taxes which are past due upon any personal property included among the Acquired Assets prior to the Closing Date shall be paid by Seller (or if Seller has objected to such Taxes, Seller shall assume responsibility for such Taxes), together with any penalty or interest thereon.  Current personal property Taxes attributable to the Acquired Assets for any Straddle Period shall be prorated and adjusted between Seller and Buyer as of the Closing Date on a per diem basis based on the number of days in the portion of such Straddle Period ending on the Closing Date ("Pre-Closing Period") and the number of days of such taxable period beginning on the day after the Closing Date ("Post-Closing Period").  Seller and the Principals shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period.  If current Tax bills are unavailable at the Closing Date, the prior year's Tax bills shall be used for proration purposes and when the current year's Tax bills are received, the proration shall be recalculated and the appropriate payment shall be made forthwith.

(f)            Reserved.

(g)            Miscellaneous.  Buyer and Seller agree to use the standard procedure set forth in Internal Revenue Service Revenue Procedure 2004-53 with respect to wage reporting.

5.07            Accounts Receivable.  Following the Closing:

(a)            the right to collect payment on all Accounts Receivable included in the Acquired Assets shall belong to Buyer;

(b)            to the extent that Seller receives any cash payments with respect to any such Accounts Receivable, or any other accounts receivable of Buyer arising from the Business from and after the Closing Date, Seller shall remit such payments to Buyer within three business days after the end of the week in which the cash was collected, together with a detailed summary of all such collections and copies of any invoices or remittance advices submitted by the applicable payor; and

(c)            Buyer (i) shall not provide discounts, set-offs or inducements to account debtors in exchange for discounting any Accounts Receivable, (ii) shall provide to Seller and the Principals a monthly aging report in respect of any then unpaid Accounts Receivable, and (iii) shall provide to Seller and the Principals any written notice of nonpayment of an Account Receivable received by Buyer in writing from an account debtor.

5.08            Tax Reporting Documentation.  Seller shall, and shall cause each Principal to, provide Buyer and the Escrow Agent with a certified tax identification number by furnishing an appropriate Form W-9 and other forms and documents that Buyer or the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation").  Seller understands that if such Tax Reporting Documentation is not provided, Buyer or the Escrow Agent, as applicable, may be required by the Code, as amended and as it may be amended from time to time, to withhold a portion of any payment of Purchase Price or interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

5.09      Stock Restriction and Non-Compete Agreements.  As additional consideration for Buyer, and as a material inducement for Buyer to enter into this Agreement and to consummate the Acquisition, each Seller Interest Holder shall enter into a Stock Restriction and Non-Compete Agreement, with Buyer on or before the Closing Date.  Seller shall not transfer any portion of the Purchase Price set forth on Schedule 5.02(b) to any Seller Interest Holder unless such Seller Interest Holder has executed and delivered to Buyer a Stock Restriction and Non-Compete Agreement. The Stock Restriction and Non-Compete Agreements shall require each such Seller Interest Holder to agree to certain matters, including, but not limited to, certain transfer restrictions related to the shares of Buyer Common Stock transferred to them by Seller and to certain noncompetition and nonsolicitation provisions as mutually agreed to between Buyer and such Seller Interest Holder.

5.10      Trade Name.  Within 30 days after the Closing Date, Seller will change its name to a name wholly distinguishable from CoreMatrix Systems LLC, and provide Buyer with evidence of such name change.

5.11      Bulk Sales Law.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of the Acquired Assets to Buyer; it being understood that any Liabilities arising out of a failure to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute an Assumed Liability shall be treated as an Excluded Liability.

ARTICLE VI
EXPENSES AND AMENDMENT
6.01            Expenses.  Each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

6.02      Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

6.03      Extension; Waiver.  Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VII
INDEMNIFICATION
7.01            Agreement to Indemnify.  Following the Closing and subject to the limitations set forth herein,

(a)            The Principals, severally as a group, and Seller shall jointly and severally indemnify, defend and hold harmless Buyer and its respective Affiliates, officers, directors, employees, representatives and agents ("Purchaser Indemnitees" and, singularly, a "Purchaser Indemnitee") against and in respect of any and all Damages, by reason of or otherwise arising out of:

(i)            any Excluded Liability whether or not the existence of such Excluded Liability is disclosed on any schedule hereto;

(ii)            any Net Working Capital shortfall determined pursuant to Section 2.06;

(iii)            any claim by an employee, former employee, independent contractor or former independent contractor of Seller, or any other person or entity, based upon (A) such employee's or former employee's employment or such independent contractor's or former independent contractor's contract with Seller prior to the Closing Date, (B) the termination of employment of current or former employees or current or former independent contractors of Seller prior to the Closing Date, or (C) any severance arrangements or payments or any benefit, salary, bonus, commission or other compensation payments made or required to be made in connection with such terminations prior to the Closing Date;

(iv)            any Seller Warranty Liabilities;

(v)            any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller (other than Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date;

(vi)            any claim by Megazzini, including, but not limited to, any claim based upon, resulting from or arising out of his affiliation with Seller, including any manager, director, officer, employee or other positions with Seller, his ownership of membership interests in Seller, or under the Megazzini Agreement;

(vii)            any ServiceMaster Shortfall; or

(viii)            any breach by Seller of a representation, warranty or covenant contained in this Agreement;

provided, that, the Purchaser Indemnitees will not be entitled to indemnification pursuant to this Section 7.01 unless the aggregate amount of all Damages for which indemnification is sought by the Purchaser Indemnitees exceeds $215,000 (the "Purchaser Indemnification Basket"), in which case the Purchaser Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Purchaser Indemnification Basket shall not apply to any claim for indemnification based on (A) items (i) through  (vii) above or (B) item (viii) above to the extent such claim relates to a breach by Seller under Section 3.01, 3.02, 3.05, 3.09, 3.12, 3.22, 3.25 or 5.06 (such claims collectively, the "Seller Carved-Out Liabilities"); and provided, further, that that the Purchaser Indemnitees will not be entitled to indemnification pursuant to Section 7.01(a)(vii) if the Seller EBITDA, as finally determined, for the First Earnout Period exceeds $2,650,000.
(b)            Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, officers, managers, directors, employees, representatives and agents (the "Seller Indemnitees") against and in respect of any and all Damages by reason of or otherwise arising out of:

(i)            any Assumed Liability, except for any Seller Warranty Liability; or

(ii)            any breach by Buyer of any representation, warranty or covenant contained in this Agreement;

provided, that, the Seller Indemnitees will not be entitled to indemnification pursuant to this Section 7.01(b) unless the aggregate amount of all Damages for which indemnification is sought by the Seller Indemnities exceeds $215,000 (the "Seller Indemnification Basket"), in which case the Seller Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Seller Indemnification Basket will not apply to any claim for indemnification based on item (i) above (the "Buyer Carved-Out Liabilities").
7.02            Survival of Indemnity.  The representations, warranties and covenants of Seller, the Principals and Buyer, and the indemnification obligations related thereto pursuant to Section 7.01 shall survive the Closing for a period of twenty-four (24) months after Closing, except for Damages arising from (a) any failure of Seller to pay, perform or discharge any Seller Carved-Out Liabilities or (b) any failure of Buyer to pay, perform or discharge any Buyer Carved-Out Liabilities, in each which case the obligations of the applicable Indemnifying Party pursuant to

Section 7.01 shall survive indefinitely or, if earlier, six-months after the expiration of the applicable statute of limitations.  Any claims for indemnification in accordance with this ARTICLE VII with respect to Damages resulting from any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period.  Upon expiration of such period, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.

        7.03     Additional Provisions.
(a)            Limitations on Indemnified Amounts of Seller and the Principals.  In no event shall the aggregate indemnity obligations of Seller and the Principals exceed the amount of fifty percent (50%) of the Purchase Price.  The indemnity obligations amongst the Principals shall be several and in no event shall the aggregate indemnity obligations of any Principal exceed fifty percent (50%) of the Principal's Principal Percentage multiplied by the Purchase Price. The liability of Seller and the Principals for indemnification under this ARTICLE VII by reason of or arising out of any breach by Seller and the Principals of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Buyer of the books, records or operations of Seller.

(b)            Limitations on Indemnified Amounts of Buyer.  In no event shall Buyer's aggregate indemnity obligations exceed an amount equal to the maximum potential aggregate indemnification obligations of Seller and the Principals as provided in Section 7.03(a).  The liability of Buyer for indemnification under this ARTICLE VII by reason of or arising out of any breach by Buyer of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Seller of the books, records or operations of Buyer.

(c)            Satisfaction of Indemnification Obligations.  Buyer agrees that all indemnifiable Damages payable by Seller or the Principals shall be satisfied as follows:

(i)            First, against the Holdback Amount;

(ii)            Second, with the Escrow Payment;

(iii)            Third, against the First Earnout or the Second Earnout, if any, that would otherwise be due to Seller pursuant to Section 2.07; and

(iv)            Fourth, against the Principals, severally as a group, and Seller, jointly and severally subject to the maximum potential indemnification obligation of Seller and the Principals as provided in Section 7.03(a).

(d)            No Limitation in Event of Fraud.  Notwithstanding any other provision hereof, nothing in this ARTICLE VII (including the provisions of paragraphs (a) and (b) of this Section 7.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of fraud by any Indemnifying Party or its employees, officers or directors.

(e)            Exclusivity of Remedy; Survival of Covenants.  Following the Closing, except in respect of claims based upon fraud or any violation of federal securities laws, the indemnification accorded by this Section 7.03(e) shall be the sole and exclusive remedy of the parties indemnified under this ARTICLE VII in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty or any breach or failure in performance of any covenant or agreement made in this Agreement or in any document or certificate delivered pursuant hereto.  Notwithstanding the foregoing, in the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief.  The covenants of any party shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations.

(f)            Subrogation.  Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE VII, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.

(g)            No Duplication of Recovery. Notwithstanding anything contained herein to the contrary, to the extent that any Damages resulting from any breach of any representation, warranty, covenant or agreement of Seller or the Principals under this Agreement is taken into account as a current liability, reserved or accrued, or otherwise accounted for, in determining Net Working Capital in accordance with Section 2.06, no Indemnified Party may recover such Damages through a claim for indemnification hereunder. Additionally, no Indemnified Party may recover duplicative Damages in respect of a single set of facts or circumstances, taking into account for these purposes, the amounts collected by an Indemnified Party, under or in connection with this Agreement.

(h)            Duty to Mitigate.  Buyer shall take, and shall cause its Affiliates to take, all Commercially Reasonable Efforts to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or which does, give rise thereto.

7.04            Claim Notice; Definitions; Third Party Claim Procedures.

(a)            Claim Notice.  An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a "Claim Notice") of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this ARTICLE VII, which shall contain (i) a description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE VII for such Damages, and (iii) a demand for payment, provided, however, that no failure or delay to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure.  Buyer, Seller and the Principals agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrow Payment.  Notwithstanding anything to the contrary, prior to Buyer's performance of any Seller Warranty Liabilities, Buyer shall provide to Seller and the Principals (w) notice of and copy of any warranty claim that Buyer claims to be a Seller Warranty Liability, (x) the Contract and the warranty giving rise to such warranty claim and any related documentation, (y) an opportunity to review with Buyer the information in clauses (w) and (x), and (z) a reasonable opportunity to communicate with Buyer regarding the scope of work and potential solutions in respect of such warranty claim, and then only thereafter, and if such becomes a Seller Warranty Liability, Buyer will be entitled to claim indemnification pursuant to Section 7.01(a)(iv).

(b)            Third Party Claim Procedures.  The Indemnifying Party will have the right to defend the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party, exercising commercially reasonable discretion, so long as (i) the Indemnifying Party acknowledges in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this ARTICLE VII, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party, exercising commercially reasonable discretion, that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefore if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided.  The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein.  So long as the Indemnifying Party has not lost its right to defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the 30-day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable.  Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and/or settlement of the Third Party Claim (the "Non-Control Party") shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have an adverse effect on the Indemnified Party's business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses (including attorneys' fees) incurred by the Indemnified Party in connection with the foregoing shall be paid by the Indemnifying Party.  No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE VII shall relieve it of such obligations to the extent they exist.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this ARTICLE VII, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 20 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this Section 7.04(b), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the Damages that constitute reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.  The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

ARTICLE VIII
GENERAL PROVISIONS
8.01      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation from recipient); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during the normal business hours of recipient, and on the next business day of recipient if sent after normal business hours of recipient; or (d) three days after mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)            if to Buyer, to:

Perficient, Inc.
520 Maryville Centre Drive, Suite 400
St. Louis, Missouri 63141
Attn: Paul E. Martin, Chief Financial Officer
Phone: 314.529.3600
Facsimile: 314.529.3640
E-mail: paul.martin@perficient.com

with a copy (which shall not constitute notice) to:

Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Attention:  Michele C. Kloeppel
Phone:  314.552.6170
Facsimile:  314.552.7170
E-mail: mkloeppel@thompsoncoburn.com

(b)            if to Seller, to:

CoreMatrix Systems LLC
125 Half Mile Rd. Suite 200
Red Bank, New Jersey 07701
Attn: Paul Nix and Frank McMahon
Phone: 732.294.4729
Facsimile: 732.294.1790
E-mail: paulnix@optonline.net and mcmahonf@optonline.net

with a copy (which shall not constitute notice) to:

Wagner, Falconer, & Judd, Ltd
1700 IDS Center
80 S. 8th Street
Minneapolis, MN 55402
Attention: Gary Van Domelen
Phone:  612.339.1421
Facsimile:  612.339.3999
E-mail: gvandomelen@wfjlawfirm.com

(c)            if to a Principal, to:

Frank McMahon
35 Primrose Lane
Colts Neck, New Jersey 07722
Phone: 732.303.0009
Facsimile: 732.294.1790
E-mail: mcmahonf@optonline.net

Paul Nix
1 Western Drive
Colts Neck, New Jersey 07722
Phone: 732.332.1931
Facsimile: 732.332.1949
E-mail: paulnix@optonline.net

with a copy (which shall not constitute notice) to:

Wagner, Falconer, & Judd, Ltd
1700 IDS Center
80 S. 8th Street
Minneapolis, MN 55402
Attention: Gary Van Domelen
Phone:  612.339.1421
Facsimile:  612.339.3999
E-mail: gvandomelen@wfjlawfirm.com

8.02      Interpretation.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The disclosure schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.03      Counterparts and Facsimile Signatures.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Furthermore, this Agreement may be executed by the facsimile signature of any party hereto; it being agreed that the facsimile signature of any party hereto shall be deemed an ink-signed original for all purposes. Counterparts may be delivered via facsimile, electronic mail (including PDF) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.04      Entire Agreement.  This Agreement (including the Ancillary Agreements and all other documents and the instruments delivered pursuant hereto or otherwise referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.05      Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof.

(b)            ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE EASTERN DISTRICT OF MISSOURI OR THE COURTS OF THE STATE OF  MISSOURI LOCATED IN THE COUNTY OF ST. LOUIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                          (c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05(c).

8.06            Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 5.01 of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 5.01 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in St. Louis County, Missouri, this being in addition to any other remedy to which they are entitled at law or in equity.

8.07      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.08            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except for Section 5.02, of which the Seller Interest Holders are express third party beneficiaries, and as otherwise expressly provided herein (including in Section 5.02), this Agreement (including the documents and instruments delivered pursuant hereto or otherwise referred to herein) is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

*     *     *
[Signature page follows.]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
BUYER:

PERFICIENT, INC.

By:  /s/ Paul E. Martin
Name: Paul E. Martin
Title: Chief Financial Officer

SELLER:

COREMATRIX SYSTEMS LLC

By: /s/ Frank McMahon
Name: Frank McMahon
Title: Managing Member

PRINCIPALS:

/s/ Frank McMahon
FRANK MCMAHON

/s/ Paul Nix
PAUL NIX